Exhibit 10.2
PURCHASE AND SALE AGREEMENT
BETWEEN
CPI 191 LLC
AND
GA-191 Peachtree, L.L.C.
191 Peachtree Street
ATLANTA, GEORGIA
August 2, 2006

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	2

ARTICLE 2. PURCHASE AND SALE	9
2.1. Agreement to Sell and Purchase	9
2.2. Earnest Money	11
2.3. Purchase Price	11
2.4. Closing	11

ARTICLE 3. PURCHASER’S INSPECTION AND REVIEW RIGHTS	12
3.1. Due Diligence Inspections	12
3.2. Purchaser’s Access to Seller’s Property and Partnership Records	13
3.3. Condition of the Property	14
3.4. Confidentiality	14
3.5. Executive Suite Facility	14

ARTICLE 4. TITLE AND PERMITTED EXCEPTIONS	15
4.1. Permitted Exceptions	15
4.2. Title Commitment; Survey	15
4.3. Delivery of Title	16
4.4. Purchaser’s Right to Accept Title	16
4.5. Cooperation	17

ARTICLE 5. REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS	17
5.1. Representations and Warranties of Seller	17
5.2. Knowledge Defined	24
5.3. Covenants and Agreements of Seller	25

ARTICLE 6. CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS	29
6.1. Seller’s Closing Deliveries	29
6.2. Purchaser’s Closing Deliveries	31
6.3. Closing Costs	32
6.4. Prorations and Credits	32

ARTICLE 7. CONDITIONS TO CLOSING	36
7.1. Conditions Precedent to Purchaser’s Obligations	36
7.2. Conditions Precedent to Seller’s Obligations	38

ARTICLE 8. CASUALTY AND CONDEMNATION	40
8.1. Casualty	40
8.2. Condemnation	41

ARTICLE 9. DEFAULT AND REMEDIES	42
9.1. Purchaser’s Default	42

ARTICLE 10. ASSIGNMENT	43
10.1. Assignment	43

ARTICLE 11. BROKERAGE COMMISSIONS	44
11.1. Broker and Advisor	44

ARTICLE 12. INDEMNIFICATION	44
12.1. Indemnification by Seller	44
12.2. Indemnification by Purchaser	45
12.3. Limitations on Indemnification	45
12.4. Survival	46
12.5. Indemnification as Sole Remedy	46

ARTICLE 13. MISCELLANEOUS	46
13.1. Notices	46
13.2 Possession	48
13.3 Time Periods	48
13.4 Publicity	48
13.5 Discharge of Obligations	48
13.6 Severability	48
13.7 Construction	49
13.8 Sale Notification Letters	49
13.9 Access to Records Following Closing	49
13.10 Submission to Jurisdiction	50
13.11 Entire Agreement	50
13.12 General Provisions	50
13.13 Attorney’s Fees	51
13.14 Counterparts	51
13.15 Effective Agreement	51

SCHEDULE OF EXHIBITS

Exhibit “A-1”	Description of Land

Exhibit “A-2”	Description of Leasehold Estate

Exhibit “B”	List of Personal Property

Exhibit “B-1”	Personal Property Exclusions

Exhibit “C”	List of Existing Commission Agreements

Exhibit “D”	Form of Escrow Agreement

Exhibit “E”	List of Existing Environmental Reports

Exhibit “F”	List of Leases

Exhibit “G”	[Intentionally Omitted]

Exhibit “H”	Exception Schedule

Exhibit “I”	List of Service Contracts

Exhibit “J-1”	Form of Tenant Estoppel Certificate

Exhibit “J-2”	Form of Seller Estoppel

Exhibit “K”	Form of Ground Lessor Estoppel Certificate

Exhibit “L”	Property Tax Appeals

Exhibit “M”	Description of Terms of Prospective New Leases, Lease Terminations and Lease Amendments

Exhibit “N”	Unpaid Tenant Inducement Costs and Leasing Commissions

Exhibit “O”	[Intentionally Omitted]

Exhibit “P”	Bank Accounts

Exhibit “Q”	[Intentionally Omitted]

Exhibit “R”	Exceptions to Tax Representations

SCHEDULE OF CLOSING DOCUMENTS

Schedule 1	Form of Partnership Assignment

Schedule 2	Form of Omnibus Assignment and Bill of Sale

Schedule 3	Form of Third Amendment to One Ninety-One Peachtree Associates Joint Venture Agreement

Schedule 4	Form of Seller’s Certificate (as to Seller’s Representations and Warranties)

Schedule 5	Form of Seller’s FIRPTA Affidavit

Schedule 6	Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties)

Schedule 7	Form of Amendment to Statement of Partnership

[Schedule 8	Form of Assignment of Loan Documents

PURCHASE AND SALE AGREEMENT
191 PEACHTREE STREET
     THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made and entered into this _____ day of                                 , 2006, by and between GA-191 PEACHTREE, L.L.C., a Delaware limited liability company (“Seller”), and CPI 191 LLC, a Georgia limited liability company (“Purchaser”).
W I T N E S E T H:
     WHEREAS, One Ninety One Peachtree Associates is a Georgia general partnership (the “Partnership”) formed pursuant to that certain Joint Venture Agreement dated as of February 1, 1988, as amended by that certain First Amendment to One Ninety One Peachtree Associates Joint Venture Agreement dated as of February 28, 1993, as further amended by that certain Second Amendment to One Ninety One Peachtree Associates Joint Venture Agreement dated as of October 27, 1997 (as so amended, the “Partnership Agreement”);
     WHEREAS, Seller is a general partner (or venturer) in the Partnership and is the record and beneficial owner of a general partner interest in the Partnership including an eighty percent (80%) “Percentage Interest” (as defined in the Partnership Agreement) (such general partner interest, together with all capital accounts and all rights to allocation of income, losses, deductions, credits and distributions of cash flow, capital proceeds, liquidation proceeds and other rights and privileges and capital attributable to that interest and subject to all burdens and obligations of an owner of that interest that accrue, the “Partnership Interest”);
     WHEREAS, C-H Associates, Ltd., a Georgia limited partnership in which an affiliate of Purchaser is a general partner, is a general partner (or venturer) in the Partnership and is the record and beneficial owner of a general partner interest in the Partnership including a twenty percent (20%) “Percentage Interest” (as defined in the Partnership Agreement);
     WHEREAS, the Partnership is the owner of certain real property, the improvements located therein, together with personal property, leases and other property interest related thereto, commonly known as “191 Peachtree”, 191 Peachtree Street, Atlanta, Georgia, as more particularly described below in Article 2;
     WHEREAS, Seller desires to sell the Partnership Interest to Purchaser and Purchaser desires to purchase the Partnership Interest from Seller, upon and subject to the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1.
DEFINITIONS
     For purposes of this Agreement, each of the following capitalized terms shall have the meaning ascribed to such terms as set forth below:
     “Assigned Interest” means the Partnership Interest and, if Purchaser elects to purchase the “Loan” (as hereinbelow defined) under Section 2.1, also the Loan.
     “Basket Limitation” shall mean an amount equal to $100,000.00;
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of Texas or Georgia are authorized by law or executive action to close.
     “C-H Associates” shall mean C-H Associates, Ltd., a Georgia limited partnership.
     “Closing” shall mean the consummation of the purchase and sale of the Assigned Interest pursuant to the terms of this Agreement.
     “Closing Date” shall have the meaning ascribed thereto in Section 2.4 hereof.
     “Closing Documents” shall mean any certificate, instrument or other document delivered pursuant to this Agreement.
     “Commission Agreements” shall have the meaning ascribed thereto in Section 5.1(g) hereof, and such agreements are more particularly described on Exhibit “C” attached hereto and made a part hereof.
     “Cousins” shall mean Cousins Properties Incorporated, a Georgia corporation.
     “Due Diligence Period” shall have the meaning ascribed thereto in Section 3.1(a) hereof.
     “Due Diligence Material” shall have the meaning ascribed thereto in Section 3.4 hereof.
     “Earnest Money” shall mean the Initial Earnest Money, together with all interest which accrues thereon as provided in Section 2.2(b) hereof and in the Escrow Agreement.
     “Effective Date” shall mean the date set forth on the first page of this Agreement.
     “Encumbrances” shall have the meaning ascribed thereto in Section 2.1 hereof.
     “Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree now or hereafter relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (codified in various sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. § 201 et seq. and § 300 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 1100 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Occupational Safety & Health Act (29 U.S.C. § 655 et seq.), and any state and local environmental laws, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.
     “Escrow Agent” shall mean the Title Company, at its office at 5775 Glenridge Drive, N.E., Suite 240, Atlanta, Georgia, 30328.
     “Escrow Agreement” shall mean that certain Escrow Agreement in the form attached hereto as Exhibit “D” entered into among Seller, Purchaser and Escrow Agent with respect to the Earnest Money.
     “Exchange” shall have the meaning ascribed thereto in Section 13.4 hereof.
     “Existing Environmental Reports” shall mean those certain reports, correspondence and related materials, if any, more particularly described on Exhibit “E” attached hereto and made a part hereof.
     “Existing Survey” shall mean that certain survey with respect to the Land and the Improvements to be delivered by Seller to Purchaser pursuant to Section 4.2(a)(iii) hereof.
     “Extension Option” shall have the meaning ascribed thereto in Section 2.4 hereof.
     “Facility” shall have the meaning ascribed thereto in Section 3.5 hereof.
     “Financial Statements” shall mean the audited year-end financial and operating statements for the Partnership for the fiscal years ended December 31, 2005, 2004 and 2003.
     “FIRPTA Affidavit” shall mean the form of FIRPTA Affidavit to be executed and delivered by Seller to Purchaser at Closing in the form attached hereto as Schedule 5.
     “Gap Notice” shall have the meaning ascribed thereto in Section 4.2(c) hereof.
     “Ground Lease” shall mean the Indenture of Lease by and between Peachtree Palace Venture and the Partnership dated February 10, 1988 and recorded in Deed Book 11321, Page 56, Fulton County, Georgia Records.
     “Ground Lessor” shall mean Peachtree Palace Venture or its successor-in-title to ownership of the property leased by the Ground Lease.

     “Ground Lessor Estoppel Certificate” shall have the meaning ascribed thereto in Section 7.1(e) hereof.
     “Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls).
     “Hines” shall have the meaning ascribed thereto in Section 7.1(i).
     “Improvements” shall mean, collectively, all buildings, structures and improvements now or on the Closing Date situated on the Land, including without limitation, all parking areas and facilities located on the Land and, to the extent owned by the Partnership, all built-in appliances, machinery, equipment and fixtures located on the Land.
     “Initial Earnest Money” shall mean the sum of Five Million and No/100 Dollars ($5,000,000 U.S.).
     “Intangible Property” shall mean all intangible property, if any, owned by the Partnership and related to the Land and Improvements, including without limitation, any and all of the Partnership’s rights and interests, if any, in and to the following (to the extent assignable): (a) all assignable plans and specifications and other architectural and engineering drawings for the Land and Improvements; (b) all assignable warranties or guaranties given or made in respect of the Improvements or Personal Property; (c) the name “191 Peachtree”, (d) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements; and (e) all of the Partnership’s right, title and interest in and to all Service Contracts other than those identified as “National Contracts” on “Exhibit I”; but expressly excluding all rights with respect to any insurance proceeds or settlements for events occurring prior to Closing (subject to Section 8.1 below).
     “Land” shall mean those certain tracts or parcels of real property located in the City of Atlanta, Fulton County, Georgia, which are more particularly described on Exhibit “A-1” attached hereto and made a part hereof, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest of the Partnership, if any, in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land.
     “Lease” and “Leases” shall mean the leases, license agreements or occupancy agreements which are more particularly identified on Exhibit “F” attached hereto, and any amended or new leases entered into pursuant to Section 5.3(a) of this Agreement, which as of the Closing affect all or any portion of the Land or Improvements.

     “Leasehold Estate” shall mean all of Seller’s right, title and interest in the leasehold estate in the land described on Exhibit “A-2” attached hereto.
     “Lists” shall have the meaning ascribed thereto in Section 5.1(p) hereof.
     “Loan” shall mean that certain indebtedness of the Partnership to 191 Finance Associates, L.P., a Georgia limited partnership, as evidenced by the “Note” and secured by the “Security Deed.”
     “Loan Documents” shall mean the Note, the Security Deed and all other documents evidencing or securing the Loan (including all amendments to all the foregoing).
     “LOC Documents” shall have the meaning ascribed thereto in Section 6.4(f) hereof.
     “Losses” shall have the meaning ascribed thereto as Section 12.1 hereof.
     “Major Tenant” or “Major Tenants” shall mean Wachovia Bank of Georgia, N.A. and Deloitte & Touche USA LLP.
     “Monetary Objection “ or “Monetary Objections” shall mean (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of the Property (other than the Security Deed, if Purchaser elects that the Partnership not pay off the Note), (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of the Property), (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, (d) any judgment of record against Seller or the Partnership in the county or other applicable jurisdiction in which the Property is located, or (e) any exception to title to the Property created by the affirmative act of Seller or the Partnership after the Effective Date.
     “Note” shall mean that certain Promissory Note of the Partnership to the order of DIHC Finance Corporation in the original principal amount of $145,000,000 dated as of February 1, 1988.
     “OFAC” shall have the meaning ascribed thereto in Section 5.1(p) hereof.
     “Objection Date” shall have the meaning ascribed thereto in Section 4.2(b) hereof.
     “Omnibus Bill of Sale” shall mean the omnibus assignment and bill of sale from Seller conveying any and all right, title and interest of Seller in and to the assets of the Partnership to be executed and delivered by Seller to the Partnership at the Closing in the form attached hereto as Schedule 2.
     “Order” and “Orders” shall have the meanings ascribed thereto in Section 5.1(p) hereof.

     “Other Agreement” shall have the meaning ascribed thereto in Section 7.3(a) hereof.
     “Other Notices of Sale” shall have the meaning ascribed thereto in Section 6.1(j) hereof.
     “Partnership” shall mean One Ninety One Peachtree Associates, a Georgia general partnership.
     “Partnership Agreement” shall have the meaning set forth in the first Recital paragraph of this Agreement.
     “Partnership Assignment” shall mean the form of assignment and assumption of partnership interest attached hereto as Schedule 1.
     “Partnership Cap Limitation” shall mean an amount equal to ninety-eight percent (98%) of the Purchase Price.
     “Partnership Interest” shall have the meaning set forth in the second Recital paragraph to this Agreement.
     “Partnership Representations” shall mean the representations and warranties of Seller set forth in Section 5.1(b).
     “Permitted Exceptions” shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable, and (b) the rights of tenants, as tenants only, under the Leases.
     “Personal Property” shall mean all furniture (including common area furnishings and interior landscaping items), carpeting, draperies, appliances, personal property (excluding any management office and development office computer hardware and software), machinery, apparatus and equipment owned by the Partnership and currently used exclusively in the operation, repair and maintenance of the Land and Improvements and situated thereon, as generally described on Exhibit “B” attached hereto and made a part hereof, and all non-confidential books, records and files (excluding any appraisals, budgets, strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller or the Partnership’s property manager which Seller deems proprietary) relating to the Land and Improvements. The Personal Property does not include the items described on Exhibit “B-1” attached hereto and made a part hereof and any property owned by tenants, contractors or licensees. The Personal Property shall be owned by the Partnership, subject to depletions, replacements and additions in the ordinary course of the Partnership’s business.
     “PPH” shall have the meaning ascribed thereto in Section 7.1(i).
     “Property” shall have the meaning ascribed thereto in Section 2.1 hereof.

     “Protected Tenant” shall have the meaning ascribed thereto in Section 6.4(h) hereof.
     “Purchaser’s Affiliate” shall have the meaning ascribed thereto in Section 7.3(a) hereof.
     “Purchase Price” shall be the amount specified in Section 2.3 hereof.
     “Purchaser Related Entities” shall have the meaning ascribed thereto in Section 12.1 hereof.
     “Purchaser Board Approval” shall have the meaning ascribed thereto in Section 7.1(h) hereof.
     “Purchaser Waived Breach” shall have the meaning ascribed thereto in Section 12.3 hereof.
     “Purchaser’s Certificate” shall mean the form of certificate to be executed and delivered by Purchaser to Seller at the Closing with respect to the truth and accuracy of Purchaser’s warranties and representations contained in this Agreement (modified and updated as the circumstances require), in the form attached hereto as Schedule 6.
     “Real Estate Taxes” shall have the meaning ascribed thereto in Section 6.4(a) hereof.
     “Real Property Cap Limitation” shall mean an amount equal to two percent (2%) of the Purchase Price.
     “Real Property Representations” shall mean the representations and warranties of Seller set forth in Section 5.1(a).
     “Replacement Estoppel” shall have the meaning ascribed thereto in Section 7.1(d) hereof.
     “Required Estoppels” shall have the meaning ascribed thereto in Section 7.1(d) hereof.
     “SEC” shall have the meaning ascribed thereto in Section 13.9(b).
     “Security Deed” shall mean that certain deed to secure debt of the Partnership in favor of DIHC Finance Corporation dated as of February 1, 1988, filed and recorded at Deed Book 11305, page 196, Fulton County, Georgia records, that secures the Note, as amended and assigned.
     “Security Deposits” shall mean any security deposits, rent or damage deposits or similar amounts (other than rent paid for the month in which the Closing occurs) actually held by the Partnership with respect to any of the Leases.
     “Seller Board Approval” shall have the meaning ascribed thereto in Section 7.2(f) hereof.
     “Seller Estoppels” shall have the meaning ascribed thereto in Section 7.1(d) hereof.

     “Seller Related Entities” shall have the meaning ascribed thereto in Section 12.2 hereof.
     “Seller’s Affidavit” shall mean the form of owner’s affidavit to be given by Seller at Closing to the Title Company in the form reasonably required by the Title Company.
     “Seller’s Affiliate” shall have the meaning ascribed thereto in Section 7.3(a) hereof.
     “Seller’s Certificate” shall mean the form of certificate to be executed and delivered by Seller to Purchaser at the Closing with respect to the truth and accuracy of Seller’s warranties and representations contained in this Agreement (modified and updated as the circumstances require), in the form attached hereto as Schedule 4.
     “Service Contracts” shall mean all those certain contracts and agreements more particularly described on Exhibit “I” attached hereto and made a part hereof.
     “Statement of Partnership” shall mean the Statement of Partnership of the Partnership dated as of February 1, 1988, filed and recorded in the Clerk’s Office of the Superior Court of Fulton County, Georgia, at Book 5, page 90 as amended by First Amendment to Statement of Partnership dated January 20, 1998 and recorded as Document Number 2000-0173690 in Book 17, page 129 in the Clerk’s Office of the Superior Court of Fulton County, Georgia..
     “Statement of Partnership Amendment” shall mean the Amendment to the Statement of Partnership in the form attached hereto as Schedule 7.
     “Subsidiary” shall have the meaning ascribed thereto in Section 5.1(b)(ix).
     “Taking” shall have the meaning ascribed thereto in Section 8.2 hereof.
     “Tax” shall have the meaning ascribed thereto in Section 5.1(c)(ix)(a).
     “Tax Covenants” shall have the meaning ascribed thereto in Section 12.1 hereof.
     “Tax Representations” shall mean the representations and warranties of Seller set forth in Section 5.1(c).
     “Tax Returns” shall have the meaning set forth in Section 5.1(c)(ix)(b).
     “Tenant Estoppel Certificate” or “Tenant Estoppel Certificates” shall mean certificates to be sought from the tenants under the Leases substantially in the form attached hereto as Exhibit “J-1”; provided, however, if any Lease provides for the form or content of an estoppel certificate from the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form (or may contain such content) as called for therein.
     “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design, refurbishment and club membership allowances and costs. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being understood and agreed that Seller shall bear the loss resulting from any free rental period until the Closing Date and that Purchaser shall bear such loss from and after the Closing Date.
     “Tenant Notices of Sale” shall have the meaning ascribed thereto in Section 6.1(p) hereof.
     “Third Amendment” shall mean the Third Amendment to the Partnership Agreement in the form attached hereto as Schedule 3.
     “Title Commitment” shall mean a title insurance commitment, or at the sole option of Purchaser an endorsement to the Partnership’s existing owner’s title insurance policy in form and substance acceptable to Purchaser with respect to the Land and Improvements which Seller shall cause to be issued by the Title Company in favor of the Partnership after a current title examination.
     “Title Company” shall mean First American Title Insurance Company.
     “Title Policy” shall mean an owner’s title insurance policy issued by the Title Company on the standard form in use in the State of Georgia insuring the Partnership’s indefeasible fee simple title to the Land described in Exhibit “A-1” attached hereto and a leasehold estate in the land described in Exhibit “A-2” attached hereto, in an amount equal to the Purchase Price and containing no exceptions except the Permitted Exceptions and the standard printed exceptions therein, except: (i) if requested by Purchaser, the exception relating to discrepancies, conflicts or shortages in area or boundary lines or any encroachment or overlapping of improvements which a survey might show shall be deleted except for “shortages in area” with the premium for such deletion to be paid for by Purchaser, and (ii) the blank in the taxes exception shall show the year of the Closing.
     “Trust” shall have the meaning ascribed thereto in Section 13.4 hereof.
ARTICLE 2.
PURCHASE AND SALE
     2.1. Agreement to Sell and Purchase. Seller agrees to sell, transfer and assign and Purchaser agrees to purchase, accept and assume, subject to and upon the terms and conditions stated herein, the Assigned Interest free and clear of all liens, claims, charging orders, pledges, security interests, encumbrances or charges of any kind or nature (including any restrictions on the right to vote, assign or otherwise transfer such Assigned Interest) (collectively, “Encumbrances”). The “Property” means collectively the following:
     (a) the Land;

     (b) the Leasehold Estate;
     (c) the Improvements;
     (d) all of the Partnership’s right, title and interest as “landlord” or “lessor” in the Leases;
     (e) the Personal Property;
     (f) the Intangible Property; and
     (g) all of the Partnership’s books, records and files in Seller’s possession or control.
     At the option of Purchaser, exercisable by notice from Purchaser to Seller delivered no later than the end of the Due Diligence Period, Purchaser may elect to acquire, or have its designated affiliate acquire, and Seller shall cause its affiliate that owns the Loan to sell, transfer and assign to Purchaser or its designated affiliate the Loan and the Loan Documents. If Purchaser makes such election, the Assigned Interest shall be deemed to include the Loan and the Purchase Price shall be allocated as follows: (i) an amount equal to the sum of the interest due and owing through the Closing Date plus the principal amount of the Loan (the “Loan Payoff Amount”) shall be allocated to the Loan; and (ii) the difference between the Purchase Price and the principal amount of and interest on the Loan shall be allocated to the Partnership Interest. If Purchaser desires to make a partial paydown of the Loan, and a partial purchase of the Loan, then Purchaser shall advise Seller, on or before the end of the Due Diligence Period, of the amount of the partial paydown (“Partial Paydown Amount”), in which case Purchaser shall pay the Purchase Price (plus or minus prorations and credits) to Seller (on behalf of the holder of the Loan to the extent of the Partial Paydown Amount) at Closing, but shall be deemed to have (i) contributed the Partial Paydown Amount to the Partnership immediately after Closing, on the Closing Date, (ii) caused the Partnership to pay the Partial Paydown Amount to the holder of the Loan, to be applied first to interest and then to principal, (iii) purchased the Loan immediately after the Closing, on the Closing Date, for a price equal to the outstanding balance of principal, and all accrued interest thereon, after giving effect to said partial paydown (the “Partial Loan Purchase Price”), and (iv) purchased the Partnership Interest at Closing for a price equal to the Purchase Price less the Loan Payoff Amount. If Purchaser does not timely make such election to acquire the Loan, then Purchaser shall pay the Purchase Price (plus or minus prorations and credits) directly to Seller (on behalf of the holder of the Loan to the extent of the Loan Payoff Amount) at Closing, and Purchaser shall be deemed, immediately after the Closing, on the Closing Date (i) to have contributed to the Partnership an amount equal to the Loan Payoff Amount, and (ii) to have caused the Partnership to pay the Loan Payoff Amount to the holder of the Loan in full satisfaction thereof, and at Closing Seller shall cause the Note to be canceled, the Security Deed satisfied of record, and the other Loan Documents terminated. In accordance with the foregoing, at Closing an amount equal to the Purchase Price, plus or minus prorations and credits, less the Loan Payoff Amount, shall be deemed allocated to the purchase of the Partnership Interest, with the remainder of the Purchase Price being allocated to the payoff, partial paydown or purchase (in whole or in part) of the Loan as provided above.

     2.2. Earnest Money.
     (a) Within one (1) Business Day after the Effective Date, Purchaser shall deliver the Initial Earnest Money to Escrow Agent by federal wire transfer, payable to Escrow Agent, which Initial Earnest Money shall be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement. The failure of Purchaser to timely deliver the Initial Earnest Money shall be a material default and shall entitle Seller, at Seller’s sole option and prior to the time the Initial Earnest Money is received by Escrow Agent, to terminate this Agreement immediately upon written notice thereof to Purchaser, in which case neither party shall have any further rights or obligations under this Agreement except those that expressly survive termination.
     (b) The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement. All interest and other income from time to time earned on the Initial Earnest Money shall be earned for the account of Purchaser, and shall be a part of the Earnest Money; and the Earnest Money hereunder shall be comprised of the Initial Earnest Money and all such interest and other income.
     2.3. Purchase Price. Subject to adjustment and credits as otherwise specified in this Section 2.3 and elsewhere in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Assigned Interest shall be One Hundred Fifty-Three Million and no/100 DOLLARS ($ 153,000,000 U.S.). The Purchase Price shall be paid by Purchaser to Seller at the Closing as follows:
     (a) The Earnest Money shall be paid by Escrow Agent to Seller at Closing; and
     (b) At Closing, the balance of the Purchase Price, after applying the Earnest Money as partial payment of the Purchase Price, and subject to prorations and other adjustments specified in this Agreement, shall be paid by Purchaser in immediately available funds to the Title Company for further delivery to an account designated by Seller.
     2.4. Closing. The consummation of the sale by Seller and purchase by Purchaser of the Property (the “Closing”) shall be held at noon Eastern Time on September 12, 2006 at the offices of the Title Company, 5775 Glenridge Drive, N.E., Suite 240, Atlanta, Georgia 30328 (the “Closing Date”); and the Closing shall be held simultaneously with the “Closing” under the Other Agreement. It is contemplated that the transaction shall be closed with the concurrent delivery of the documents of title and the payment of the Purchase Price. Notwithstanding the foregoing, if Seller has not received the Required Estoppels and the Ground Lessor Estoppel Certificate as of the date that is two (2) Business Days before the Closing Date, then Seller shall have one option (the “Extension Option”) to postpone the Closing Date to a date no later than September 19, 2006. To exercise the Extension Option, Seller must deliver written notice to Purchaser by 5:00 p.m. Central time on the date that is one (1) Business Day before the original Closing Date. The failure by Seller to timely deliver written notice of its exercise of the Extension Option shall be deemed a waiver by Seller of its right to exercise the Extension Option. Notwithstanding the foregoing, there shall be no requirement that Seller and Purchaser physically meet for the Closing, and all documents to be delivered at the Closing shall be delivered to the Title Company unless the parties hereto mutually agree otherwise. Seller and Purchaser agree to use reasonable efforts to complete all requirements for the Closing at least one (1) Business Day prior to the Closing Date.
ARTICLE 3.
PURCHASER’S INSPECTION AND REVIEW RIGHTS
     3.1. Due Diligence Inspections.
     (a) Purchaser shall have until 5:00 p.m., Chicago time on August 22, 2006 (the “Due Diligence Period”) within which to inspect the Property and the Partnership, obtain any necessary internal approvals to the transaction, and satisfy itself as to all matters relating to the Property and the Partnership, including, but not limited to, environmental, engineering, structural, financial, title and survey matters. If Purchaser determines (in its sole discretion) that the Property or the Assigned Interest is unsuitable for its purposes for any reason or no reason, then Purchaser may terminate this Agreement by written notice to Seller given at any time prior to the expiration of the Due Diligence Period. If Purchaser so terminates this Agreement, then the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination of this Agreement. Purchaser’s failure to so terminate this Agreement within the Due Diligence Period shall be deemed a waiver by Purchaser of the condition contained in this Section 3.1(a).
     (b) From and after the Effective Date until the Closing Date or earlier termination of the inspection rights of Purchaser under this Agreement, Seller shall permit Purchaser and its authorized representatives to enter upon the Property in order to inspect the Property, to perform due diligence and environmental investigations, to examine the records of the Partnership, and make copies thereof, at such times during normal business hours as Purchaser or its representatives may request. Purchaser acknowledges that certain secured areas within the premises leased by tenants may be visited or inspected by Purchaser only if the applicable tenant consents thereto. All such inspections shall be nondestructive in nature, and specifically shall not include any physically intrusive testing. All such inspections shall be performed in such a manner to minimize any interference with the business of the tenants under the Leases, and, in each case, in compliance with the rights and obligations of Seller as landlord under the Leases. Purchaser agrees that Purchaser shall make no contact with and shall not interview any tenants without the prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed, by John Sullivan on behalf of Seller. All inspection fees, appraisal fees, engineering fees and all other costs and expenses of any kind incurred by Purchaser relating to the inspection of the Property shall be solely Purchaser’s expense. Seller reserves the right to have a representative present at the time of making any such inspection and at the time of any permitted interviews with tenants. Purchaser shall notify Seller not less than one (1) Business Day in advance of making any such inspection.
     (c) To the extent that Purchaser or any of its representatives, agents or contractors damages or disturbs the Property or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorney’s fees actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors; provided, however, in no event shall Purchaser be liable for any damages, including without limitation any perceived loss of economic value in the Property, solely as a result of Purchaser’s discovery of any pre-existing conditions affecting the Property. Said indemnification agreement shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement. Purchaser shall maintain and shall ensure that Purchaser’s consultants and contractors maintain commercial general liability insurance in an amount not less than $2,000,000, combined single limit, and in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on Purchaser’s behalf. Purchaser agrees to provide to Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Property by Purchaser or its consultants or contractors, as the case may be, pursuant to this Section 3.1.
     3.2. Purchaser’s Access to Seller’s Property and Partnership Records. From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall allow Purchaser and Purchaser’s representatives, on reasonable advance notice and during normal business hours, to have access to the Seller’s and Partnership’s existing non-confidential books, records and files relating to the Property and the Partnership, at Seller’s on-site management office at the Property for the purpose of inspecting and (at Purchaser’s expense) copying the same, including, without limitation, all information and documentation related to any property tax appeals with respect to the Property, copies of any financial statements or other financial information of the tenants under the Leases (and the Lease guarantors, if any), written information relative to the tenants’ payment history and tenant correspondence, to the extent the Partnership has the same in its possession, available surveys, plans and specifications, copies of any permits, licenses or other similar documents, available records of any operating costs and expenses and similar materials relating to the operation, maintenance, repair, management and leasing of the Property, all to the extent any or all of the same are in the possession of the Partnership; subject, however, to the limitations of any confidentiality or nondisclosure agreement to which the Partnership may be bound, and provided that Seller shall not be required to deliver or make available to Purchaser any appraisals, strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller deems confidential or proprietary. Purchaser acknowledges and agrees, however, that Seller makes no representation or warranty of any nature whatsoever, express or implied, with respect to the ownership, enforceability, accuracy, adequacy or completeness or otherwise of any of such records, evaluations, data, investigations, reports or other materials, except as otherwise expressly set forth in this Agreement. If the Closing contemplated hereunder fails to take place for any reason other than a default by Seller, then upon request by Seller Purchaser shall promptly (and as a condition to the refund of the Earnest Money) return (or certify as having destroyed) all copies of materials copied from Seller’s or the Partnership’s books, records and files of Seller or Partnership or furnished by Seller or Seller’s representatives relating to the Property. It is understood and agreed that Seller shall have no obligation to obtain, commission or prepare any such books, records, files, reports or studies not now in Seller’s possession.
     3.3. Condition of the Property.
     (a) Seller recommends that Purchaser employ one or more independent engineering and/or environmental professionals to perform engineering, environmental and physical assessments on Purchaser’s behalf in respect of the Property and the condition thereof and/or to review and evaluate any of the foregoing assessments in Seller’s or Partnership’s possession. Purchaser and Seller mutually acknowledge and agree that the Property is in an “AS IS” condition and “WITH ALL FAULTS,” known or unknown, contingent or existing. Purchaser has the sole responsibility to fully inspect the Property, to investigate all matters relevant thereto, including, without limitation, the condition of the Property, and to reach its own, independent evaluation of any risks (environmental or otherwise) or rewards associated with the ownership, leasing, management and operation of the Property. Effective as of the Closing and except as expressly set forth in this Agreement, Purchaser hereby waives and releases Seller and its members and their respective officers, directors, shareholders, agents, affiliates, employees and successors and assigns from and against any and all claims, obligations and liabilities arising out of or in connection with the Property.
     (b) To the fullest extent permitted by law, Purchaser does hereby unconditionally waive and release Seller and its members and their respective officers, directors, shareholders, agents, affiliates and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Property or any adjacent property prior to or after the date hereof. The terms and provisions of this Section 3.3 shall survive the Closing hereunder until the expiration of any applicable statute of limitations.
     3.4. Confidentiality. While this Agreement is in effect, Purchaser shall adhere to the obligations of the “Recipient” as set forth in that certain Confidentiality Agreement dated as of July 25, 2006 relating to the Property.
     3.5 Executive Suite Facility. Purchaser acknowledges that Seller leases or licenses certain space in the Improvements to an entity which operates therein an executive suite facility (the “Facility”). If by the end of business on August 10, 2006, Seller and Purchaser cannot agree on the terms upon which Purchaser or its designee will take over and assume the operation of the Facility, then the lease between the Partnership and Seller’s affiliate with respect to the Facility shall be terminated as of Closing and Seller shall terminate the operation of the Facility and remove all personal property within the space occupied by the Facility as promptly as possible. Purchaser acknowledges that certain licenses are terminable only upon 30 days’ prior notice so that Seller’s termination of the operation of the Facility and removal of personal property may be impossible to achieve prior to Closing, in which event Seller may cause the operation of the

Facility to be continued after Closing without cost or expense to Seller except for any matters covered by the indemnity hereinafter set forth; provided that Seller will and does hereby agree (i) to indemnify and hold Purchaser harmless from all loss, cost, expense and damages suffered by Purchaser as a result of such operation of the Facility after the Closing and (ii) in any event such termination of the operation of the facility and the removal from the Improvements of all personal property within the space occupied by the Facility shall be effected no later than the earlier of three (3) Business Days after the last occupant of such space no longer has the right to such occupancy or thirty (30) days after the Closing Date.
ARTICLE 4.
TITLE AND PERMITTED EXCEPTIONS
     4.1. Permitted Exceptions. The Property shall be owned by the Partnership, subject only to the Permitted Exceptions.
     4.2. Title Commitment; Survey.
     (a) Seller shall cause to be delivered to Purchaser: (i) the Title Commitment no later than August 5, 2006; (ii) available copies of all title exception documents referred to in the Title Commitment no later than August 5, 2006; and (iii) an ALTA form update of and recertification of the Existing Survey to a current date, which update and recertification shall be delivered to Purchaser no later than August 10, 2006. At Closing, Purchaser shall cause the Title Commitment to be updated. Purchaser may, if it so elects and at its sole cost and expense, arrange for the preparation of a revised, updated or recertified version of the Existing Survey. Upon receipt of any such revised or updated version, of the Existing Survey, Purchaser shall promptly deliver a copy of same to Seller.
     (b) If the Title Commitment (or any update thereto) or Existing Survey (or any update or revision thereto) discloses exceptions or matters other than the Permitted Exceptions, then on or before August 15, 2006 “Objection Date”), Purchaser shall notify Seller of any such exceptions or matters to which it objects. Any such exceptions or matters not objected to by Purchaser as aforesaid shall become “Permitted Exceptions”. If Purchaser timely objects to any such exceptions or matters (which Purchaser may do only if Purchaser agrees to cooperate and cause C-H Associates to execute and deliver such documents as are necessary to the removal of such exceptions and matters), then Seller shall, on or before August 18, 2006, deliver notice to Purchaser indicating whether Seller shall cause the removal of such exceptions or matters (which removal may be by way of waiver or endorsement by Title Insurer). Failure by Seller to deliver notice on or before such date shall be deemed to be an election by Seller not to cause the removal of such exceptions or matters. If Seller elects (or is deemed to have elected) not to cause the removal of any such exceptions or matters as aforesaid, Purchaser shall, prior to the expiration of the Due Diligence Period, have the option, as its sole and exclusive remedy, to either (a) waive the unsatisfied objections and close, or (b) terminate this Agreement by written notice to Seller given prior to the expiration of the Due Diligence Period. If Purchaser so terminates this Agreement, then the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination of this Agreement. If Purchaser does not so terminate this Agreement, then Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions and matters (in which event, all such exceptions and matters shall be deemed “Permitted Exceptions”).
     (c) Between the Objection Date and the Closing Date, Purchaser may notify Seller in writing (the “Gap Notice”) of objections to exceptions to title that were not disclosed by the Title Commitment (or an update thereto received by Purchaser prior to the Objection Date); provided, however, Purchaser must notify Seller of each such objection within five (5) Business Days after receiving written notice from Title Company of the existence of same. If Purchaser delivers a Gap Notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to the objections contained within the Gap Notice as with respect to the objections made, if any, prior to the Objection Date; provided, however, that Seller shall have two (2) Business Days to respond to any Gap Notice and Purchaser shall have two (2) Business Days thereafter to elect either to waive any unsatisfied objection and close, or terminate, in accordance with the provisions of subsection 4.2(b) above, with the Closing Date being extended as necessary to accommodate such response periods.
     4.3. Delivery of Title.
     (a) Notwithstanding anything to the contrary contained herein, at the Closing, Seller shall obtain releases of any Monetary Objections. Other than as set forth above, Seller shall not be required to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller, at law or in equity, if the Partnership does not have title subject only to the Permitted Exceptions.
     (b) Notwithstanding the foregoing, in the event that the Partnership does not have title subject only to the Permitted Exceptions, and Purchaser has not, prior to the Closing Date, given written notice to Seller that Purchaser is willing to waive objection to each title exception which is not a Permitted Exception, Seller shall have the right, in Seller’s sole and absolute discretion, to (i) take such action as Seller shall deem advisable to attempt to discharge each such title exception which is not a Permitted Exception or (ii) terminate this Agreement. In the event of a termination of this Agreement pursuant to this subsection 4.3(b), the Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement. Nothing in this subsection 4.3(b) shall require Seller, despite any election by Seller to attempt to discharge any title exceptions, to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor. Nothing in this subsection 4.3(b) shall limit or qualify Seller’s obligations under subsection 4.3(a) or give Seller the right to adjourn the Closing Date or to terminate this Agreement as a result of Seller’s failure or refusal to discharge Monetary Objections as to which Seller is required to obtain releases as provided in subsection 4.3(a).
     4.4. Purchaser’s Right to Accept Title. Notwithstanding the foregoing provisions of this Article 4, Purchaser may, by written notice given to Seller at any time prior to the earlier of

(x) the Closing Date and (y) the termination of this Agreement, elect to accept such title as the Partnership owns, notwithstanding the existence of any title exceptions which are not Permitted Exceptions. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing but Purchaser shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the existence of any title exceptions which are not Permitted Exceptions, except for title exceptions as to which Seller has an obligation to obtain releases as provided in Section 4.3(a).
     4.5. Cooperation. In connection with obtaining the Title Policy, Purchaser and Seller, as applicable, and to the extent requested by the Title Company, will deliver to the Title Company (a) evidence sufficient to establish (i) the legal existence of Purchaser and Seller and (ii) the authority of the respective signatories of Seller and Purchaser to bind Seller and Purchaser, as the case may be, and (b) a certificate of good standing of Seller.
ARTICLE 5.
REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS
     5.1. Representations and Warranties of Seller.
     (a) Real Property Representations and Warranties of Seller. Seller hereby makes the following representations and warranties (“Real Property Representations”) to Purchaser:
     (i) Litigation. Except as disclosed on Exhibit “H” attached hereto, Seller has not received written notice of any pending suit, action or proceeding, which (i) if determined adversely to Seller, materially and adversely affects the Partnership or the use or value of the Property, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property or any portion thereof.
     (ii) Existing Leases. Other than the Leases listed on Exhibit “F” attached hereto, Seller has not caused the Partnership to enter into any contract or agreement with respect to the occupancy of the Property or any portion or portions thereof which will be binding on it after the Closing. The copies of the Leases heretofore delivered by Seller to Purchaser are true, correct and complete copies thereof, and the Leases have not been amended except as evidenced by amendments similarly delivered and listed on Exhibit “F” attached hereto and constitute the entire agreement between the Partnership and the tenants thereunder. Except as set forth in Exhibit “H” attached hereto, Seller has not received any written notice of the Partnership’s default or failure to comply with the terms and provisions of the Leases which remain uncured.
     (iii) Right of First Offer. No tenant has any right or option (including any right of first refusal or right of first offer) to purchase all or any part of the Property or any interest therein.

     (iv) Leasing Commissions. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof other than as disclosed in Exhibit “C” attached hereto (the “Commission Agreements”), and all leasing commissions and brokerage fees accrued or due and payable under the Commission Agreements as of the date hereof and at the Closing have been or shall be paid in full. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for the payment of all leasing commissions payable for (a) any new leases entered into after the Effective Date that have been approved (or deemed approved) by Purchaser, and (b) the renewal, expansion or extension of any Leases existing as of the Effective Date and exercised or effected after the Effective Date.
     (v) Management Agreement. Except for the existing management agreement between the Partnership and Equity Office Management, L.L.C. and the existing leasing agreement between the Partnership and Jones Lang LaSalle Americas, Inc., each of which will be terminated by Seller and the Partnership at the Closing, there is no agreement currently in effect relating to the management of the Property by any third-party management company.
     (vi) Taxes and Assessments. Except as may be set forth on Exhibit “L” attached hereto and made a part hereof, the Partnership has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property.
     (vii) Compliance with Laws. To Seller’s knowledge and except as set forth on Exhibit “H”, neither Seller nor the Partnership has received any written notice alleging any violations of law (including any Environmental Law), municipal or county ordinances, or other legal requirements with respect to the Property where such violations remain outstanding.
     (viii) Other Agreements. To Seller’s knowledge, except for the Leases, the Service Contracts, the Commission Agreements, and the Permitted Exceptions, there are no leases, management agreements, brokerage agreements, leasing agreements or other agreements or instruments in force or effect that grant to any person or any entity (other than the Partnership) any right, title, interest or benefit in and to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property which will survive the Closing or be binding upon Purchaser other than those which Purchaser is agreeing herein to assume or which are terminable upon thirty (30) days notice without payment of premium or penalty.
     (ix) Service Contracts. To Seller’s knowledge, (i) all Service Contracts which Seller has delivered or shall deliver to Purchaser pursuant this Agreement are and shall be complete copies of the same in Seller’s or the Partnership’s possession in all material respects, and (ii) the list of Service Contracts attached hereto as Exhibit “I” is true, correct and complete as of the Effective Date.

     (x) ERISA. The Assigned Interest does not constitute the assets of any employee benefit plan within the meaning of 29 CFR 2501.3-101(a)(2).
     (xi) OFAC. To the best of Seller’s knowledge, Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Seller hereby represents and warrants that Seller:
     (A) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); and
     (B) is not a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
     Seller hereby covenants and agrees that if Seller obtains knowledge that Seller becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller. In such event the Earnest Money shall be returned to Purchaser.
     (b) Partnership Representations and Warranties. Seller hereby makes the following representations and warranties (“Partnership Representations”) to Purchaser.
     (i) Organization, Authorization and Consents. Seller is a duly organized and validly existing limited liability company under the laws of the State of Delaware whose sole member is EOP Operating Limited Partnership, a Delaware limited partnership. Seller is the successor to DIHC Peachtree Associates, a Georgia general partnership. Seller has the right, power and authority to enter into this Agreement and to convey the Partnership Interest in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof subject to obtaining Seller Board Approval.
     (ii) Action of Seller, Etc. Subject to obtaining Seller Board Approval, Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
     (iii) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance against Seller or the Partnership or upon the Property or any portion thereof pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller or, to the knowledge of Seller, the Partnership is bound.
     (iv) Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.
     (v) Employees. The Partnership has no employees to whom by virtue of such employment Purchaser will have any obligation after the Closing, and since June 20, 2000, the Partnership has not had any employees.
     (vi) Partnership Status. The Partnership is a general partnership by which the partners have agreed to be governed by the laws of the State of Georgia and the Partnership Agreement.
     (vii) Existing Partners. To the knowledge of Seller, the only partners of the Partnership as of the Effective Date are Seller and C-H Associates.
     (viii) Owner of Interest; Owner of the Partnership. Seller owns the Partnership Interest, free and clear of any and all liens, encumbrances and rights and claims of any other person. Neither Seller nor EOP Operating Limited Partnership has entered into any agreement to sell, assign, or otherwise dispose of the Partnership Interest or any other interest in the Partnership, except for this Agreement. There are no outstanding options, warrants or other rights that would entitle any person to acquire the Assigned Interest or any part thereof or in or to any distributions or profits of the Partnership with respect to the Partnership Interest. Except as set forth in the Partnership Agreement there are no statutory or contractual preemptive rights, rights of first refusal or similar rights or restrictions with respect to the sale of the Assigned Interest or any part thereof. There are no loans outstanding to the Partnership by Seller or any affiliate of Seller other than the Loan.
     (ix) Subsidiaries. The Partnership has no Subsidiaries. As used in this Agreement, the term “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which the Partnership (either directly or through or together with another subsidiary of the Partnership) owns any of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

     (x) Other Property. The Partnership does not own any real or personal property other than the Property and personal property related thereto.
     (xi) Securities. Since June 20, 2000, the Partnership has not sold any securities (as defined in the Securities Act of 1933, as amended).
     (xii) ERISA. Seller is not an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and, assuming the accuracy of the representations made by the Purchaser in Section 5.4(e) hereof, the execution and performance of this Agreement and the sale of the Partnership Interest by Seller is not prohibited by ERISA or subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”). At no time has Seller caused the Partnership (1) to be party to, (2) to be subject to the terms of, (3) to be responsible for the liabilities of, (4) to be maintained as, (5) to contribute to or (6) to be required to contribute to any employment, severance or similar contract or arrangement (whether or not written) or any plan (specifically including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any “group health plan,” as defined in the Code), policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or employee stock purchase plan (as that term is defined in Section 423 of the Code), or other stock related rights or other forms of incentive or deferred compensation, or employee benefits. Since June 20, 2000, Seller has not caused the Partnership to have liability, either individually or on a joint and several basis, arising under ERISA.
     (xiii) No Undisclosed Liabilities. Except as disclosed in this Agreement, Seller has not caused the Partnership to enter into any agreements (oral or written) other than as set forth on the Financial Statements or in the Leases, the Service Contracts or any documents to which Cousins Texas LLC or its predecessor in interest, Cousins Real Estate Corporation, as a partner in C-H Associates, has been a signatory or has approved in writing.
     (xiv) Absence of Certain Payments. Seller has not caused the Partnership or any other person acting on behalf of the Partnership, (a) directly or indirectly, to make contributions, gifts, or payments relating to any political activity or solicitation of business which was prohibited by law or, (b) to make any direct or indirect unlawful payment to any governmental official or employee or (c) to establish or maintain any unlawful or unreported funds. Seller has not caused the Partnership, or any person acting on behalf of the Partnership, to accept or receive any unlawful contribution, payment, gift, entertainment or expenditure.
     (xv) Loan. (1) 191 Finance Associates, L.P. is the sole owner and holder of the Loan Documents and Seller has full right and authority to cause said holder to transfer the Loan and Loan Documents to Purchaser or Purchaser’s designee. (2) The outstanding principal balance of the Loan as of the date of this Agreement is $133,962,921, and in the event Purchaser elects for Purchaser or its designee to acquire the Loan, the outstanding principal balance of the Loan at the Closing Date will be said amount reduced by the next scheduled principal payment of $159,452 or such lesser amount as may be specified by Purchaser pursuant to Section 2.1 hereof.
     (xvi) Litigation. Except as disclosed on Exhibit “H” attached hereto, no judgment or order of any court or governmental authority has been rendered against Seller, and Seller has not received written notice of any pending suit, action or proceeding against Seller or the Partnership, which if determined adversely to Seller or the Partnership, would materially and adversely affect the Seller, the Partnership or the use or value of the Property.
     (xvii) Partnership Accounts. Attached hereto as Exhibit “P” is a list of all bank, brokerage and other accounts of the Partnership.
     (c) Tax Representations and Warranties of Seller.
     Seller hereby makes the following representations and warranties (“Tax Representations”) to Purchaser:
     (i) To Seller’s knowledge, no claim has been made since December 31, 2003 by an authority in a jurisdiction where the Partnership does not file Tax Returns that it is or may be subject to income taxation by that jurisdiction. Seller has received no written notice of any liens on any of assets of the Partnership that arose in connection with any failure (or alleged failure) to pay any Tax.
     (ii) Except as set forth on Exhibit R, to Seller’s knowledge there is no dispute, audit, assessment, levies, claim or administrative proceedings pending concerning any Tax liability of the Partnership either (1) claimed or raised by any authority in writing or (2) as to which the Seller (and employees of Seller or its Affiliates thereof responsible for Tax matters of the Partnership) has knowledge based upon personal contact with any agent of such authority.
     (iii) Seller has not on behalf of the Partnership requested or waived any statute of limitations in respect of income taxes or agreed to any extension of time with respect to an income tax assessment or deficiency.
     (iv) Seller has not taken, or caused the Partnership to make any election to be characterized other than as a “partnership” for federal income tax purposes pursuant to Section 301.7701-3(b)(1)(i) of the Treasury Regulations.
     (v) Since June 20, 2000, the Partnership has not been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or a member of any consolidated, unitary, combined or similar group pursuant to corresponding state, local or foreign law. The Partnership has had no liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury

Regulations (and corresponding provisions of state, local and foreign law) for any period commencing on or after June 20, 2000.
     (vi) For purposes of this Agreement, the following terms shall have the following meanings:
     (A) “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person or entity.
     (B) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed remade by Seller as of the Closing Date, with the same force and effect as if made on, and as of, such date, subject to Seller’s right to update such representations and warranties by written notice to Purchaser and in Seller’s Certificate to be delivered pursuant to Section 6.1(h) hereof.
     PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER TO PURCHASER AT THE CLOSING, SELLER HAS NOT MADE, AND PURCHASER HAS NOT RELIED ON, ANY INFORMATION, PROMISE, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE PROPERTY, WHETHER MADE BY SELLER, ON SELLER’S BEHALF OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, THE FINANCIAL CONDITION OF THE TENANTS UNDER THE LEASES, TITLE TO OR THE BOUNDARIES OF THE PROPERTY, PEST CONTROL MATTERS, SOIL CONDITIONS, THE PRESENCE, EXISTENCE OR ABSENCE OF HAZARDOUS WASTES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT AND ANY RULES AND REGULATIONS PROMULGATED THEREUNDER OR IN CONNECTION THEREWITH, STRUCTURAL

AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, PAST OR FUTURE ECONOMIC PERFORMANCE OF THE TENANTS OR THE PROPERTY, AND ANY OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THE PROPERTY IS LOCATED, AND SPECIFICALLY THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING SOLID WASTE, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND APPLICABLE STATE LAWS, AND REGULATIONS PROMULGATED THEREUNDER. PURCHASER FURTHER ACKNOWLEDGES (I) THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF PURCHASER’S OWN CONSULTANTS AND REPRESENTATIVES WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY AND (II) THAT PURCHASER IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND, OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE EXECUTED AND DELIVERED BY SELLER TO PURCHASER AT THE CLOSING, MADE (OR PURPORTED TO BE MADE) BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT ON SELLER’S BEHALF. PURCHASER WILL INSPECT THE PROPERTY AND BECOME FULLY FAMILIAR WITH THE PHYSICAL CONDITION THEREOF AND, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THE PROPERTY SHALL BE IN ITS “AS IS” CONDITION, “WITH ALL FAULTS,” ON THE CLOSING DATE. THE PROVISIONS OF THE FOREGOING PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING UNTIL THE EXPIRATION OF ANY APPLICABLE STATUTE OF LIMITATIONS.
     Purchaser (i) acknowledges that (1) its affiliate Cousins Texas LLC, as successor to Cousins Real Estate Corporation (collectively “Cousins GP”), is a general partner in C-H Associates, and (2) that C-H Associates is, and has been, the managing general partner and tax matters partner of the Partnership since the Partnership’s inception, (ii) agrees that each of Seller’s representations and warranties in this Agreement shall be deemed qualified to the extent that Purchaser or Cousins GP acquired knowledge of any facts or circumstances, executed or approved any documents, or caused the Partnership to take any actions, that would make said representation or warranty untrue in any respect, and (iii) agrees that all of Seller’s representations and warranties in this Agreement regarding the Partnership are being made in Seller’s capacity as a general partner, but not the tax matters partner or managing general partner, of the Partnership.
     5.2. Knowledge Defined. All references in this Agreement to “the knowledge of Seller” or “to Seller’s knowledge” shall refer only to the actual (and not constructive) knowledge of John Sullivan, Vice President-Atlanta Region, who has been actively involved in the management and operation of Seller’s properties in Atlanta, Matthew Gworek, Senior Vice

President — Investments, with primary responsibility for the disposition of the Property, and with respect only to the Partnership Representations, Jeffrey S. Arnold, Vice President-Legal, and with respect only to the Tax Representations, Marikay Klank, Vice President-Tax, without inquiry or any imputed or constructive knowledge. The term “knowledge of Seller” or “to Seller’s knowledge” shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, director, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on the individual named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individual named above arising out of any representations or warranties made herein or otherwise.
     5.3. Covenants and Agreements of Seller.
     (a) Leasing Arrangements. During the pendency of this Agreement, Seller will not cause the Partnership to enter into any lease affecting the Property, or modify or amend in any material respect, or terminate, any of the existing Leases (other than an amendment, restatement, modification or renewal of any existing Lease pursuant to a right granted the tenant under such existing Lease) without Purchaser’s prior written consent in each instance, which consent may be granted or withheld in Purchaser’s sole discretion (unless such request for approval is received by Purchaser on or before the date that is three (3) Business Days prior to the expiration of the Due Diligence Period, in which case Purchaser shall not unreasonably withhold, delay or condition its consent) and which consent shall be deemed given unless withheld by written notice to Seller given within three (3) Business Days after Purchaser’s receipt of Seller’s written request therefor, each of which requests shall be accompanied by a copy of any proposed modification or amendment of an existing Lease or of any new Lease that Seller wishes to execute (or cause the Partnership to execute) between the Effective Date and the Closing Date, including, without limitation, a description of any Tenant Inducement Costs and leasing commissions associated with any proposed renewal or expansion of an existing Lease or with any such new Lease. If Purchaser fails to notify Seller in writing of its approval or disapproval within said three (3) Business Day period, such failure by Purchaser shall be deemed to be the approval of Purchaser. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs, leasing commissions or other expenses, including reasonable attorneys’ fees, actually incurred by Seller pursuant to a renewal or expansion of any existing Lease or new Lease approved (or deemed approved) by Purchaser hereunder. Notwithstanding anything contained herein to the contrary, Purchaser acknowledges and agrees that at or prior to Closing, the Partnership may enter into those certain termination and/or amendments to the Leases and the new leases which are described on Exhibit “M” attached hereto, provided that each such termination, amendment and/or new lease shall be consistent with the terms set forth on Exhibit “M” attached hereto.
     (b) New Contracts. During the pendency of this Agreement, Seller will not cause the Partnership to enter into any contract, or modify, amend, renew or extend any existing contract, that will be an obligation affecting the Property or any part thereof or the Partnership subsequent to the Closing without Purchaser’s prior written consent in each instance, which consent may be granted or withheld in Purchaser’s sole discretion (unless such request for approval is received by Purchaser on or before the date that is three (3) Business Days prior to the expiration of the Due Diligence Period, in which case Purchaser shall not unreasonably withhold, delay or condition its consent), except contracts entered into in the ordinary course of business that are terminable without cause (and without penalty or premium) on 30 days (or less) notice.
     (c) Operation of Property. During the pendency of this Agreement, Seller and the Partnership, subject to the cooperation of C-H Associates, shall continue to operate the Property in a good and businesslike fashion consistent with Seller’s and the Partnership’s past practices.
     (d) Insurance. During the pendency of this Agreement, Seller shall cause the Partnership, at its expense, to continue to maintain the fire insurance policy covering the Improvements which is currently in force and effect.
     (e) Tenant Estoppel Certificates. Seller shall endeavor in good faith (but without obligation to incur any cost or expense) on behalf of the Partnership to obtain and deliver to Purchaser prior to Closing a written Tenant Estoppel Certificate in the form attached hereto as Exhibit “J-1” signed by each tenant under each of the Leases (or if the applicable lease provides for a particular form of estoppel certificate to be given by the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein); provided that delivery of such signed Tenant Estoppel Certificates shall be a condition of Closing only to the extent set forth in Section 7.1(d) hereof; and in no event shall the inability or failure of Seller to obtain and deliver said Tenant Estoppel Certificates (Seller having used its good faith efforts as set forth above) be a default of Seller hereunder.
     (f) Ground Lessor Estoppel Certificate. Seller shall endeavor in good faith (but without obligation to incur any cost or expense) on behalf of the Partnership to obtain and deliver to Purchaser prior to Closing a written Ground Lessor Estoppel Certificate in the form attached hereto as Exhibit “K” signed by Ground Lessor; provided that delivery of such signed Ground Lessor Estoppel Certificate shall be a condition of Closing only to the extent set forth in Section 7.1(e) hereof; and in no event shall the inability or failure of Seller to obtain and deliver said Ground Lessor Estoppel Certificate (Seller having used its good faith efforts as set forth above) be a default of Seller hereunder.
     (g) Tax Covenants.
     (i) The parties do not believe that any “Transfer Taxes” will be applicable to the transactions contemplated by this Agreement. All “Transfer Taxes” incurred in any State or local jurisdiction outside the State of Georgia in connection with this Agreement, if any, shall be borne by the Seller and paid by Seller when due. All Transfer Taxes incurred in the State of Georgia, if any, shall be borne by Purchaser and paid by Purchaser when due. Seller will timely file, to the extent required by applicable laws, rule or regulation, all necessary Tax Returns and other documentation with respect to all such transfer taxes. For purposes of this agreement, “Transfer Taxes” shall mean any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto, but specifically excluding any withholding taxes imposed with respect to Seller.

     (ii) Purchaser and Seller acknowledge and agree that for U.S. Federal income tax purposes as a result of the sale of the Partnership Interest the Partnership will be treated as terminating on the Closing Date within the meaning of Section 708(b)(1)(B) of the Code. As a result of such termination, the pre-closing partnership tax items and inclusions attributable to the Partnership Interest shall be allocated solely to Seller and the post-closing partnership tax items and inclusions attributable to the Partnership Interest shall be allocated solely to Purchaser. Seller and Purchaser shall cooperate to prepare or cause to be prepared and file or cause to be filed, at the expense of Seller, all Tax Returns for the Partnership for all periods ending on or prior to the Closing Date regardless of when they are filed. Any Partnership Tax Return for any period which includes the Closing Date shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in applicable laws, rule or regulation or changes in fact. To the extent any items are not covered by past practices, such Partnership Tax Returns shall be prepared in accordance with reasonable tax accounting practices agreed to by the parties. Purchaser and Seller shall be entitled to review and reasonably approve such Tax Returns prior to filing same with the relevant tax authorities.
     (iii) To the extent not already in effect, Seller shall not cause the Partnership to make an election under Code Section 754 on the Partnership’s final tax return without the prior consent of Purchaser.
     5.4. Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller:
     (a) Organization, Authorization and Consents. Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Georgia. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Partnership Interest in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof, subject to obtaining Purchaser Board Approval as set forth in Section 7.1 (h) hereof.
     (b) Action of Purchaser, Etc. Subject to obtaining Purchaser Board Approval, Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
     (c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.
     (d) Litigation. To Purchaser’s knowledge, Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.
     (e) ERISA.
     (i) Purchaser’s rights under this Agreement, the assets it shall use to acquire the Assigned Interest and, upon its acquisition of the Assigned Interest by Purchaser, the Property itself, shall not constitute plan assets within the meaning of 29 C.F.R. §2510.3-101, and Purchaser is not a “governmental plan” within the meaning of section 3(32) of the Employee Retirement Income Security Act of 1974, as amended, and the execution of this Agreement and the purchase of the Assigned Interest by Purchaser is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.
     (ii) Purchaser is not an “employee benefit plan,” as defined in Section 3(3) of ERISA. At no time has Purchaser caused the Partnership (1) to be party to, (2) to be subject to the terms of, (3) to be responsible for the liabilities of, (4) to be maintained as, (5) to contribute to, or (6) to be required to contribute to, any employment, severance or similar contract or arrangement (whether or not written) or any plan (specifically including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any “group health plan,” as defined in the Code), policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or employee stock purchase plan (as that term is defined in Section 423 of the Code), or other stock related rights or other forms of incentive deferred compensation, or employee benefits.
     (f) OFAC. Purchaser is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any Orders.
     Purchaser hereby represents and warrants that Purchaser:
     (i) is not listed on the Lists; and
     (ii) is not a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
     Purchaser hereby covenants and agrees that if Purchaser obtains actual knowledge that Purchaser becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser. In such event the Earnest Money shall be returned to Purchaser.

     (g) Existing Partners. To the knowledge of Purchaser, the only partners of the Partnership as of the Effective Date are Seller and C-H Associates; and as of the Closing Date, and subject to the satisfaction of the condition set forth in Section 7.1(i), Purchaser or its affiliates will own one hundred percent (100%) of the ownership interests in C-H Associates.
     The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date subject to Purchaser’s right to update such representations and warranties by written notice to Seller and in Purchaser’s Certificate to be delivered pursuant to Section 6.2(c) hereof.
ARTICLE 6.
CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS
     6.1. Seller’s Closing Deliveries. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price, Seller shall obtain or execute and deliver to Purchaser (either through escrow or as otherwise provided below) at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:
     (a) Partnership Assignment. Two (2) counterparts of the Partnership Assignment, in the form attached hereto as Schedule 1, assigning all of Seller’s interest in and to the Partnership Interest, and executed and acknowledged by Seller;
     (b) Omnibus Bill of Sale. The Omnibus Bill of Sale in favor of the Partnership executed and acknowledged by Seller without warranty as to the title or condition of the property conveyed thereby;
     (c) Seller’s Affidavit. The Seller’s Affidavit, executed by an authorized officer of member or manager of Seller;
     (d) Seller’s Certificate. The Seller’s Certificate, executed by Seller;
     (e) FIRPTA Affidavit. The FIRPTA Affidavit, executed by Seller;
     (f) Evidence of Authority. Such documentation delivered to Purchaser as may reasonably be required by Purchaser to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered on behalf of Seller;
     (g) Third Amendment. Two (2) counterparts of the Third Amendment, executed by Seller;
     (h) Statement of Partnership Amendment. Two (2) counterparts of the Statement of Partnership Amendment, executed and acknowledged by Seller and the Partnership;

     (i) Settlement Statement. A settlement statement reasonably approved by Purchaser and Seller setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;
     (j) Surveys and Plans. Such surveys, site plans, plans and specifications, and other matters relating to the Property as are in the possession of Seller to the extent not theretofore delivered to Purchaser (all of which may be delivered to Purchaser outside of escrow);
     (k) Certificates of Occupancy. To the extent the same are in Seller’s possession, original or photocopies of certificates of occupancy for all space within the Improvements located on the Property (which may be delivered to Purchaser outside of escrow);
     (l) Leases. To the extent the same are in Seller’s possession, original executed counterparts of the Leases (which may be delivered to Purchaser outside of escrow);
     (m) Estoppel Certificates. All originally executed Tenant Estoppel Certificates as may be in Seller’s possession, together with such Seller Estoppels as Seller may elect to execute and deliver as provided in Section 7.1(d) hereof and the originally executed Ground Lessor Estoppel Certificate;
     (n) Notices of Sale to Tenants. Seller will join with Purchaser in executing a notice, in form and content reasonably satisfactory to Seller and Purchaser (the “Tenant Notices of Sale”), which Seller shall send to the tenants under the Leases informing and directing the tenants that all rent and other sums payable for periods after the Closing under such Lease shall be paid as set forth in said notices;
     (o) Notices of Sale to Service Contractors and Leasing Agents. Seller will join with Purchaser in executing notices, in form and content reasonably satisfactory to Seller and Purchaser (the “Other Notices of Sale”), which Seller shall send to each service provider and leasing agent under the Service Contracts and Commission Agreements (as the case may be) informing and directing such service provider or leasing agent (as the case may be) that all future statements or invoices for services under such Service Contracts and/or Commission Agreements for periods after the Closing be directed to Seller or Purchaser as set forth in said notices;
     (p) Keys and Records. All of the keys to any door or lock on the Property and the original tenant files and other non-confidential books and records of the Partnership (excluding any appraisals, budgets, strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller deems proprietary) relating to the Property, and any other Partnership books and records in Seller’s or the Partnership’s possession (all of which may be delivered to Purchaser outside of escrow);

     (q) Termination of Existing Leasing Agreement and Management Agreement. Evidence of the termination by the Partnership of its leasing agreement with Jones Lang LaSalle Americas, Inc. and its existing management agreement with Equity Office Management, L.L.C.;
     (r) Regarding the Facility. If Seller and Purchaser reach agreement concerning Purchaser or its designee taking over and assuming the operation of the Facility, as set forth in Section 3.5 hereof, then such assignments, bills of sale and other documents as shall be necessary or desirable to effect such agreement between Seller and Purchaser. If Seller and Purchaser do not reach such agreement and Seller cannot cause the operation of the Facility to cease prior to the Closing for the reasons set forth in Section 3.5 hereof, then Seller and Purchaser shall execute and deliver such documents as shall be necessary to effect the terms upon which the operation of the Facility shall continue after Closing in accordance with the provisions of Section 5.3 hereof; and
     (s) Loan Purchase. In the event Purchaser elects for Purchaser or its designee to acquire the Loan (whether with or without a Partial Paydown Amount), (i) if Seller or 191 Finance Associates, L.P. does not have the original Note to deliver, an affidavit and indemnity in form reasonably acceptable to Purchaser that the original Note has been lost and attached thereto is a copy believed to be a true and correct copy of the Note, (ii) an endorsement of the Note to the order of Purchaser or its designee, and (iii) an assignment to Purchaser or its designee of the Security Deed and all other Loan Documents in the form attached hereto as Schedule 8. In the event Purchaser does not elect to acquire the Loan, Seller shall cause the Note to be canceled, the Security Deed satisfied of record and the other Loan Documents terminated.
     6.2. Purchaser’s Closing Deliveries. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:
     (a) Partnership Assignment. Two (2) counterparts of the Partnership Assignment, executed by Purchaser;
     (b) Third Amendment. Two (2) counterparts of the Third Amendment, executed by Purchaser;
     (c) Statement of Partnership Amendment. Two (2) counterparts of the Statement of Partnership Amendment, executed by Purchaser;
     (d) Purchaser’s Certificate. The Purchaser’s Certificate, executed by Purchaser;
     (e) Notice of Sale to Tenants. The Tenant Notices of Sale, executed by Purchaser, as contemplated in Section 5.1 hereof;
     (f) Notices of Sale to Service Contractors and Leasing Agents. The Other Notices of Sale to service providers and leasing agents, as contemplated in Section 5.1 hereof;

     (g) Settlement Statement A settlement statement reasonably approved by Purchaser and Seller setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement; and
     (h) Other Documents. Such other documents as shall be reasonably requested by Seller’s counsel to effectuate the purposes and intent of this Agreement.
     6.3. Closing Costs. Seller shall pay the attorneys’ fees of Seller, one-half of any escrow closing fees charged by the Title Company, any transfer fees payable upon the transfer of any letter of credit, the cost of the Existing Survey, the premium for the Title Policy (other than the premium for extended coverage and any endorsements requested by Purchaser) and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Assigned Interest pursuant hereto. Purchaser shall pay the cost of any update or re-certifications of the Existing Survey, the attorneys’ fees of Purchaser, one-half of any escrow closing fees charged by the Title Company, the premium for extended coverage and any endorsements to the Title Policy requested by Purchaser and search and examination fees charged by the Title Company (but only if not included in the premium for the Title Policy), recording fees (except those to record documents to remove Monetary Objections), and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Property and in closing and consummating the purchase and sale of the Assigned Interest pursuant hereto.
     6.4. Prorations and Credits. The following items in this Section 6.4 shall be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing, based upon the actual number of days in the applicable month or year:
     (a) Real Estate Taxes. All general real estate taxes imposed by any governmental authority (“Real Estate Taxes”) for the year in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Taxes shall be prorated for such calendar year or other applicable tax period based upon the prior year’s tax bill.
     (b) Reproration of Real Estate Taxes. Within forty-five (45) days of receipt of final bills for Real Estate Taxes, the party receiving said final bills shall furnish copies of the same to the other party and shall prepare and present to the other party a calculation of the reproration of such Real Estate Taxes, based upon the actual amount of such Real Estate Taxes for the year in which the Closing occurs, after deducting the amount of any consulting and legal fees incurred in connection with any tax protest of or for reassessment. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment of such calculation and appropriate back-up information. The provisions of this Section 6.4(b) shall survive the Closing for a period of one (1) year after the Closing Date.
     (c) Rents, Income and Other Expenses. Rents and any other amounts payable by tenants shall be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval prior to Closing. Purchaser shall receive at Closing a credit for Purchaser’s pro rata share of the rents, additional rent, common area maintenance charges, tenant reimbursements and escalations, and all other payments payable for the month of Closing and for all other rents and other amounts that apply to periods from and after the Closing, but which are received by Seller prior to Closing. Purchaser agrees to pay to Seller, promptly, any rents or other payments by tenants under their respective Leases that apply to periods prior to Closing but are received by Purchaser after Closing; provided, however, that any delinquent rents or other payments by tenants shall be applied first to any current amounts owing by such tenants, then to delinquent rents in the order in which such rents are most recently past due, with the balance, if any, paid over to Seller to the extent of delinquencies existing at the time of Closing to which Seller is entitled; it being understood and agreed that Purchaser shall not be legally responsible to Seller for the collection of any rents or other charges payable with respect to the Leases or any portion thereof, which are delinquent or past due as of the Closing Date; but Purchaser agrees that Purchaser shall send monthly notices for a period of three (3) consecutive months in an effort to collect any rents and charges not collected as of the Closing Date. Any reimbursements payable by any tenant under the terms of any tenant lease affecting the Property as of the Closing Date, which reimbursements pertain to such tenant’s pro rata share of increased operating expenses or common area maintenance costs incurred with respect to the Property at any time prior to the Closing, shall be prorated upon Purchaser’s actual receipt of any such reimbursements, on the basis of the number of days of Seller and Purchaser’s respective ownership of the Property during the period in respect of which such reimbursements are payable; and Purchaser agrees to pay to Seller Seller’s pro rata portion of such reimbursements within forty-five (45) days after Purchaser’s receipt thereof. Conversely, if any tenant under any such Lease shall become entitled at any time after Closing to a refund of tenant reimbursements actually paid by such tenant prior to Closing, then, Seller shall, within forty-five (45) days following Purchaser’s demand therefor, pay to Purchaser an amount equal to Seller’s pro rata share of such reimbursement refund obligations, said proration to be calculated on the same basis as hereinabove set forth. Seller hereby retains its right to pursue any tenant under the Leases for sums due Seller for periods attributable to Seller’s ownership of the Property; provided, however, that Seller (i) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after Closing, except that Seller shall be entitled to continue to pursue any legal proceedings commenced prior to Closing; and (ii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the applicable Lease. The provisions of this Section 6.4(c) shall survive the Closing for a period of one (1) year after the Closing Date; provided, however, that the provisions of this Section 6.4(c) relating to Seller’s retention of rights to pursue any tenant under the Leases shall survive indefinitely.
     (d) Percentage Rents. Percentage rents, if any, collected by Purchaser from any tenant under such tenant’s Lease for the percentage rent accounting period in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing Date, as, if, and when received by Purchaser, such that Seller’s pro rata share shall be an amount equal to the total percentage rentals paid for such percentage rent accounting period under the applicable Lease multiplied by a fraction, the numerator of which shall be the number of days in such accounting period prior to Closing and the denominator of which shall be the total number of days in such accounting period; provided, however, that such proration shall be made only at such time as such tenant is current or, after application of a portion of such payment, will be current in the payment of all rental and other charges under such tenant’s Lease that accrue and become due and payable from and after the Closing. The provisions of this Section 6.4(d) shall survive the Closing for a period of one (1) year after the Closing Date.
     (e) Tenant Inducement Costs. Set forth on Exhibit “N” attached hereto and made a part hereof is a list of tenants at the Property with respect to which Tenant Inducement Costs and/or leasing commissions have not been paid in full as of the Effective Date. The responsibility for the payment of such Tenant Inducement Costs and leasing commissions shall be allocated as between Seller and Purchaser as set forth on Exhibit “N”. All of such Tenant Inducement Costs and leasing commissions set forth on Exhibit “N” become due and payable after the scheduled date for Closing under this Agreement. Accordingly, except as otherwise set forth in this Section 6.4(e), if said amounts which are the responsibility of Seller as set forth on Exhibit “N” have not been paid in full on or before the Closing Date, Purchaser shall assume such payment obligation at Closing, and Purchaser shall receive a credit against the Purchase Price in the aggregate amount of the said unpaid Tenant Inducement Costs and leasing commissions. Except as may be specifically provided to the contrary elsewhere in this Agreement, Purchaser shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after Closing) as a result of any renewals or extensions or expansions of existing Leases approved or deemed approved by Purchaser in accordance with Section 5.3(a) hereof between the Effective Date and the Closing Date and under any new Leases, approved or deemed approved by Purchaser in accordance with said Section 5.3(a), and Purchaser will credit Seller at Closing with an amount equal to any such Tenant Inducement Costs and leasing commissions that are Purchaser’s responsibility that have been paid by Seller prior to Closing.
     (f) Security Deposits. Purchaser shall receive at Closing a credit for all Security Deposits in connection with the Leases. In addition, Seller shall deliver to Purchaser at Closing any and all original letters of credit and other instruments held by Seller or the Partnership as security deposits under the Leases together with properly executed assignment documents required by transfer such letters of credit and other instruments to Purchaser (collectively, the “LOC Documents”). In the event any letter of credit or other instrument held by Seller or the Partnership as security deposits under the Leases is not assignable (such as a letter of credit that is not transferable), Seller shall use commercially reasonable efforts to provide Purchaser, at no material cost to Seller, with the economic benefits of such property by enforcing such property (solely at Purchaser’s discretion) for the benefit and at the expense of Purchaser; provided Purchaser shall take all reasonable steps required (including making a demand on the tenant) to effectively transfer or reissue to Purchaser such security deposit promptly after Closing; and provided further that Purchaser shall indemnify, defend and hold harmless Seller against all claims, liabilities or expenses (including reasonable attorney’s fees) arising from a claim that Purchaser improperly exercised its rights under the letters of credit at any time after Closing. The obligations of Seller under this Section 7.1(f) shall survive the Closing until the expiration of the term of the applicable letter of credit, and the obligations of Purchaser under this Section 7.1(f) shall survive the Closing until the expiration of the applicable statute of limitations. Seller shall receive a credit at Closing in the amount of all refundable cash or other deposits posted with utility companies serving the Property which are duly assigned to Purchaser at Closing.
     (g) Operating Expenses. Personal property taxes, rent under the Ground Lease, installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable as of the Closing Date shall be prorated as of the Closing Date and adjusted against the Purchase Price, provided that within ninety (90) days after the Closing, Purchaser and Seller will make a further adjustment for such taxes, charges and expenses which may have accrued or been incurred prior to the Closing Date, but not collected or paid at that date. In addition, within one hundred eighty (180) days after the close of the fiscal year(s) used in calculating the pass-through to tenants of operating expenses and/or common area maintenance costs under the Leases (where such fiscal year(s) include(s) the Closing Date), Seller and Purchaser shall, upon the request of either, re-prorate on a fair and equitable basis in order to adjust for the effect of any credits or payments due to or from tenants for periods prior to the Closing Date. All prorations shall be made based on the number of calendar days in such year or month, as the case may be. If possible, utility prorations will be handled by final meter readings on the Closing Date. If final readings are not possible, or if any such charges are not separately metered, such charges will be prorated on a fair and equitable basis utilizing the billing information for the most recent period(s) for which costs are available. The provisions of this Section 6.4(g) shall survive the Closing for a period of one (1) year after the Closing Date.
     (h) Cash Distributions, Security Deposits. Nothing contained herein shall prevent or impair Seller’s rights to cause the Partnership to make distributions to the partners of “Net Cash Flow” (as such term is defined in the Partnership Agreement) from and after the date of this Agreement until Closing; provided, however, in no event shall Seller cause the Partnership to distribute any security deposits held by the Partnership pursuant to the Leases, nor shall any Security Deposits be applied to any tenant default.
     (i) Taxes Other Than Real Estate Taxes. With respect to all Taxes, other than Real Estate Taxes, Seller shall be responsible for all such Taxes payable with respect to the Partnership or the Assigned Interest for amounts earned or events which occurred on or prior to the Closing Date and Purchaser shall be responsible for all such Taxes payable with respect to the Partnership or the Assigned Interest for amounts earned or events occurring after the Closing Date. Promptly upon discovery or calculation of or receipt of bills for any Taxes due, a portion of which each of Purchaser and Seller is responsible for a portion of payment, the parties shall make an appropriate adjusting payment between them to implement the first sentence of this Section 6.4(i). For purposes of this Agreement, Taxes for periods beginning before and ending after the Closing Date shall be determined on a daily proration basis for periodic Taxes, and on a closing of the books basis for all other Taxes, in each case treating the close of business on the Closing Date as the end of Seller’s period. Seller agrees to pay the cost of any audit, claim or proceeding with regard to any Taxes or Tax Returns of or with respect to the Partnership for any period ending on or prior to the Closing Date. Seller shall be entitled to any tax refunds relating to the period ending on or prior to the Closing Date attributable to the Assigned Interest or with respect to any Taxes of the Partnership for any period ending prior to the Closing Date. The provisions of this subparagraph (i) shall survive the Closing for the period of all statutes of limitation with respect to Taxes, unless a claim is made during such period in which case the provisions shall survive until such claim is finally resolved.

ARTICLE 7.
CONDITIONS TO CLOSING
     7.1. Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Purchaser in its sole discretion by written notice to Seller at or prior to the Closing Date (as to the conditions set forth in subsections (a) through (g) and subsections (i) and (j)) or the expiration of the Due Diligence Period (as to the condition set forth in subsection (h)):
     (a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to Section 6.1 hereof;
     (b) Seller shall have performed or complied with, in all material respects, each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing;
     (c) All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing; provided, that solely for purposes of this subparagraph (meaning solely to determine if the condition precedent to Purchaser’s obligations under this Agreement set forth in this subparagraph 7.1(c) shall have been satisfied and not with respect to whether Seller has breached any representation and warranty) such representations and warranties shall be deemed to be given without being limited to Seller’s knowledge and without modification (by update, or otherwise, as provided in Seller’s Certificate);
     (d) Tenant Estoppel Certificates from each of the Major Tenants plus such additional tenants which, together with the Major Tenants, lease 75% in the aggregate, of the leased floor area of the Improvements (the “Required Estoppels”) shall have been delivered to Purchaser, with each such Tenant Estoppel Certificate (i) to be substantially in the form attached hereto as Exhibit “J-1” (or if the applicable Lease provides for a particular form of estoppel certificate to be given by the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein), (ii) to be dated within forty-five (45) days prior to the Closing Date, (iii) to confirm the material terms of the applicable Lease, as contained in the copies of the Leases obtained by or delivered to Purchaser, and (iv) to confirm the absence of any defaults under the applicable Lease as of the date thereof. Seller shall deliver to Purchaser a form of estoppel certificate for each of the Tenants, which shall be prepared by Seller on the form attached hereto as Exhibit “J-1”, with all blanks filled in by Seller in a manner consistent with the Leases. Within two (2) Business Days after its receipt of the proposed forms of tenant estoppel as prepared by Seller, Purchaser shall advise Seller of Purchaser’s comments, if any, with respect thereto, Seller shall incorporate Purchaser’s comments, to the extent such comments are consistent with the standards for preparing the estoppel in the preceding sentence, and thereafter Seller shall furnish the estoppel forms, including such revisions, to the tenants. Notwithstanding any provision herein to the contrary, in no event shall Seller be required to deliver an estoppel certificate from any licensee under any license agreement. The delivery of said Required Estoppels shall be a condition of Closing; provided, however, in the event Seller is unable to deliver all the Required Estoppels at the Closing, Seller shall have the right (in its sole and absolute discretion, with no obligation) to deliver certificates executed by Seller in the form attached hereto as Exhibit “J-2” (the “Seller Estoppels”), which shall be dated as of the Closing Date and shall count towards the Required Estoppels; provided further that Seller shall not be entitled to deliver Seller Estoppels for the Major Tenants or for tenants occupying more than 10% of the leased floor area of the Improvements; and provided further that if at any time, on or after Closing, Purchaser receives a Tenant Estoppel Certificate (meeting requirements (i) through (iv) as set forth above) with respect to a Lease for which Seller previously delivered a Seller Estoppel (a “Replacement Estoppel”), the Replacement Estoppel shall supersede and replace the Seller Estoppel and Seller shall have no further liability under the applicable Seller Estoppel. Purchaser’s closing condition as set forth in this subsection 7.1(d) shall be deemed satisfied and irrevocably waived by Purchaser with respect to a Required Estoppel from a particular tenant if a Tenant Estoppel Certificate from such tenant has been delivered to Purchaser and Purchaser does not object in a written notice to Seller specifying Purchaser’s objections to the form of such Tenant Estoppel Certificate within five (5) Business Days after receipt thereof by Purchaser. The failure or inability of Seller to obtain and deliver said Required Estoppels, Seller having used its good faith efforts to obtain the same, shall not constitute a default by Seller under this Agreement;
     (e) a Ground Lessor Estoppel Certificate from the Ground Lessor shall have been delivered to Purchaser, with such Ground Lessor Estoppel Certificate (i) to be substantially in the form attached hereto as Exhibit “K” , (ii) to be dated within forty-five (45) days prior to the Closing Date, (iii) to confirm the material terms of the Ground Lease, and (iv) to confirm the absence of any defaults under the Ground Lease as of the date thereof (the “Ground Lessor Estoppel Certificate”). The delivery of said Ground Lessor Estoppel Certificate shall be a condition of Closing. Purchaser’s closing condition as set forth in this subsection 7.1(e) shall be deemed satisfied and irrevocably waived by Purchaser with respect to the Ground Lessor Estoppel Certificate when delivered to Purchaser and Purchaser does not object in a written notice to Seller specifying Purchaser’s objections to the form of such Ground Lessor Estoppel Certificate within five (5) Business Days after receipt thereof by Purchaser. The failure or inability of Seller to obtain and deliver said Ground Lessor Estoppel Certificate, Seller having used its good faith efforts to obtain the same, shall not constitute a default by Seller under this Agreement;
     (f) Title to the Property shall be delivered to Purchaser in the manner required under Section 4.1 hereof and the Title Company is prepared, upon payment of the policy premium (including the premiums for endorsements), to issue to Purchaser upon the Closing the Title Policy;
     (g) The Closing under this Agreement shall be conditioned as set forth in Sections 7.3(c) and 7.3(e) hereof;
     (h) As a condition precedent to Purchaser’s obligation to close hereunder, not later than the expiration of the Due Diligence Period, the Board of Directors or Executive Committee of the Board of Directors of Cousins Properties Incorporated (an affiliate of Purchaser) shall have approved the transactions contemplated herein (“Purchaser Board Approval”). In the event Purchaser notifies Seller in writing by the expiration of the Due Diligence Period that Purchaser

Board Approval has not been obtained, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except (i) those that expressly survive a termination of this Agreement as provided herein, and (ii) Seller shall return and/or cause to be returned to Purchaser the Earnest Money, in which event neither Seller nor Purchaser shall have any further obligation to the other, and this Agreement shall terminate and be of no further force or effect except as to those provisions that expressly survive termination;
     (i) Either Cousins or its affiliate shall have acquired the interests of Hines Peachtree Associates I Limited Partnership (“Hines”) and Peachtree Palace Hotel, Ltd. (“PPH”) in C-H Associates or C-H Associates shall have redeemed such interests on terms and conditions acceptable to Cousins, and Hines and PPH shall have received releases from C-H Associates, the other partners in C-H Associates, the Partnership and Seller; and
     (j) At Purchaser’s election, C-H Associates shall have been permitted to make a capital contribution to the Partnership immediately prior to or contemporaneously with the Closing in such amount as Purchaser or C-H Associates may determine, the funding of which will not affect the Purchase Price and none of the proceeds of which will be distributed to Seller, and in any case, Section 6.02 (j) of the Partnership Agreement shall not be applicable to the transactions contemplated by this Agreement.
In the event any of the conditions in this Section 7.1 have not been satisfied (or otherwise waived in writing by Purchaser) prior to or on the Closing Date (as same may be extended or postponed as provided in this Agreement), Purchaser shall have the right to terminate this Agreement by written notice to Seller given prior to the Closing, whereupon (i) Escrow Agent shall return the Earnest Money to Purchaser; and (ii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.
     7.2. Conditions Precedent to Seller’s Obligations. The obligations of Seller hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Seller in its sole discretion by written notice to Purchaser at or prior to the Closing Date (as to the conditions set forth in subsections (a) through (e) and subsection (g)) or the expiration of the Due Diligence Period (as to the condition set forth in subsection (f)):
     (a) Purchaser shall have paid into escrow with the Title Company the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, and all other amounts then payable by Purchaser to Seller hereunder, which Purchase Price and other amounts shall be payable in the amount and in the manner provided for in this Agreement;
     (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to Section 6.2 hereof;

     (c) Purchaser shall have performed or complied with, in all material respects, each obligation and covenant required by the Agreement to be performed or complied with by Purchaser on or before the Closing;
     (d) All representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing;
     (e) The Closing under this Agreement shall be conditioned as set forth in Sections 7.3(c) and 7.3(d) hereof;
     (f) As a condition precedent to Seller’s obligation to close hereunder the Board of Trustees or the Executive Committee of the Board of Trustees, or another committee, of Equity Office Properties Trust (an affiliate of the Board of Trustees of Seller) shall have approved the transactions contemplated herein (“Seller Board Approval”). In the event Seller notifies Purchaser in writing prior to the expiration of the Due Diligence Period that Seller Board Approval has not been obtained, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except (i) those that expressly survive a termination of this Agreement as provided herein, and (ii) Seller shall return and/or cause to be returned to Purchaser the Earnest Money, in which event neither Seller nor Purchaser shall have any further obligation to the other, and this Agreement shall terminate and be of no further force or effect except as to those provisions that expressly survive termination; and
     (g) Either Cousins or its affiliate shall have acquired the interests of Hines and PPH in C-H Associates or C-H Associates shall have redeemed such interests on terms and conditions acceptable to Cousins, and Hines and PPH shall have received releases from C-H Associates, the other partners in C-H Associates, the Partnership and Seller.
     7.3. Other Agreement; Additional Conditions Precedent to Purchaser’s and Seller’s Obligations.
     (a) Other Agreement. Simultaneously with the execution and delivery of this Agreement, Cousins Properties Texas, L.P., a Texas limited partnership (with its successors and assigns as seller under the Other Agreement, as defined below, the “Purchaser’s Affiliate”), as seller, and TX-Frost Tower Limited Partnership (with its successors and assigns as purchaser under the Other Agreement, as defined below, the “Seller’s Affiliate”), as purchaser, have entered into that certain Purchase and Sale Agreement (the “Other Agreement”) of even date herewith with respect to the purchase and sale of the property known as Frost Bank Tower, Austin, Texas.
     (b) Extensions of Time. Whenever either the Seller’s Affiliate or the Purchaser’s Affiliate extends any date for effecting the “Closing” under the Other Agreement pursuant to a right granted either party under the Other Agreement, then the date for effecting the Closing under this Agreement shall be likewise extended without the necessity of any action being taken on the part of Seller or Purchaser. Seller and Purchaser hereby acknowledge and agree that each desires to effect the Closing hereunder simultaneously with the “Closing” under the Other Agreement.
     (c) Condition Precedent to Seller’s and Purchaser’s Obligations. The obligation of each of Seller and Purchaser to effect the Closing is conditioned upon the closing of the purchase and sale contemplated by the Other Agreement simultaneously with the Closing hereunder. Upon the failure to effect the “Closing” under the Other Agreement as and when required thereby and/or the termination of the Other Agreement, in either case for any reason other than a default of a party as described in Section 7.3(d) or 7.3(e), then either Seller or Purchaser may terminate this Agreement by notice to the other, whereupon the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination.
     (d) Condition Precedent to Seller’s Obligations. The obligation of Seller to effect the Closing hereunder is conditioned upon there being no default by Purchaser’s Affiliate under the Other Agreement. Upon the failure to effect the “Closing” under the Other Agreement and/or the termination of the Other Agreement, in either case as a result of a default thereunder by Purchaser’s Affiliate, then without limiting Seller’s Affiliate’s remedies under the Other Agreement, Seller, at its option, may (i) terminate this Agreement at any time thereafter on or before the Closing Date, whereupon the Earnest Money shall be delivered to Seller and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination, or (ii) proceed to Close the transaction contemplated under this Agreement,.
     (e) Condition Precedent to Purchaser’s Obligations. The obligation of Purchaser to effect the Closing hereunder is conditioned upon there being no default by Seller’s Affiliate under the Other Agreement. Upon the failure to effect the “Closing” under the Other Agreement and/or the termination of the Other Agreement, in either case as a result of a default thereunder by Seller’s Affiliate, then without limiting Purchaser’s Affiliate’s remedies under the Other Agreement, Purchaser at its option, may (i) terminate this Agreement at any time thereafter, whereupon the Earnest Money shall be delivered to Purchaser and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination, or (ii) proceed to Close the transaction contemplated under this Agreement.
ARTICLE 8.
CASUALTY AND CONDEMNATION
     8.1. Casualty. Risk of loss up to and including the Closing Date shall be borne by Seller. In the event of any immaterial damage or destruction to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and the Partnership will receive (and Seller will cooperate with Purchaser following the Closing in Purchaser’s efforts to collect) any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due the Partnership as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. For purposes of this Agreement, the term “immaterial damage or destruction” shall mean such instances of damage or destruction: (i) which can be repaired or restored at a cost of $2,000,000.00 or less; (ii) which can be restored and repaired within one hundred eighty (180) days from the date of such damage or destruction; (iii) which are not so extensive as to allow tenants leasing more than five percent (5%) in the aggregate of the leased floor area of the Improvements to terminate their Leases on account of such damage or destruction; and (iv) in which Partnership’s rights under its rent loss insurance policy covering the Property will continue pending restoration and repair of the damage or destruction.
     In the event of any material damage or destruction to the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within the earlier of fifteen (15) days after Purchaser is notified by Seller of such damage or destruction (which Seller shall provide, in writing, promptly after Seller becomes aware of such damage or destruction), or the Closing Date, but in no event less than ten (10) days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, or (ii) proceed to close under this Agreement, receive any insurance proceeds (including any rent loss insurance applicable to the period on or after the Closing Date) due the Partnership as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence. If Purchaser elects clause (ii) above, Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from the Partnership’s insurers. For purposes of this Agreement “material damage or destruction” shall mean all instances of damage or destruction that is not immaterial, as defined herein.
     8.2. Condemnation. If, prior to the Closing, all or any part of the Property is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller or the Partnership has received written notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain (collectively, a “Taking”), Seller shall give Purchaser prompt written notice of such Taking. In the event of any immaterial Taking with respect to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement. For purposes of this Agreement, the term “immaterial Taking” shall mean such instances of Taking of a Property: (i) which do not result in a taking of any portion of the building structure of the building occupied by tenants on the Property; (ii) which do not result in a decrease in the number of parking spaces at the Property (taking into account the number of additional parking spaces that can be provided within 180 days of such Taking); and (iii) which are not so extensive as to allow a tenant to terminate its Lease or abate or reduce rent payable thereunder unless business loss or rent insurance (subject to applicable deductibles) or condemnation award proceeds shall be available in the full amount of such abatement or reduction, and Purchaser shall receive a credit at Closing for such deductible amount on account of such Taking.

     In the event of any material Taking of the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within fifteen (15) days after receipt of such notice from Seller, elect to terminate this Agreement, or Purchaser may choose to proceed to close. If Purchaser chooses to terminate this Agreement in accordance with this Section 8.2, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. For purposes of this Agreement “material Taking “ shall mean all instances of a Taking that are not immaterial, as defined herein.
     If Purchaser does not elect to, or has no right to, terminate this Agreement in accordance herewith on account of a Taking, this Agreement shall remain in full force and effect, and the sale of the Partnership Interest contemplated by this Agreement shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, the Partnership shall have all right, title, and interest in and to any awards applicable to the Property that have been or that may thereafter be made for such Taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as provided in this Section 8.2, (i) Purchaser shall thereafter be permitted to participate in the proceedings as if Purchaser were a party to the action, and (ii) Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.
ARTICLE 9.
DEFAULT AND REMEDIES
     9.1. Purchaser’s Default. If Purchaser fails to consummate this transaction for any reason other than Seller’s default, failure of a condition to Purchaser’s obligation to close, or the exercise by Purchaser of an express right of termination granted herein, Seller shall be entitled, as its sole and exclusive remedy hereunder, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money is a reasonable estimate of Seller’s probable loss in the event of default by Purchaser. The retention by Seller of said Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain the Earnest Money as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue the Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. The foregoing liquidated damages provision shall not apply to or limit Purchaser’s liability for Purchaser’s obligations under Sections 3.1(c), 3.4 and 11.1 of this Agreement or for Purchaser’s obligation to pay to Seller all attorney’s fees and costs of Seller to enforce the provisions of this Section 9.1. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.
     9.2. Seller’s Default. If Seller fails to perform any of its obligations under this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as expressly provided herein, Purchaser shall be entitled, as its sole and exclusive remedy, either (a) to receive the return of the Earnest Money from Escrow Agent, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute and deliver the documents required to convey the Partnership Interest to Purchaser in accordance with this Agreement; it being specifically understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder; provided, however, if the remedy of specific performance is not legally available to Purchaser due to an intentional breach by Seller or due to Seller’s transfer of the Partnership Interest to a third party or the Partnership’s transfer of the Property to a third party, Purchaser shall be entitled to pursue its actual damages as a result of such breach (but not consequential, indirect or punitive damages). Purchaser shall be deemed to have elected to terminate this Agreement and to receive a return of the Earnest Money from Escrow Agent if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before one hundred twenty (120) days following the date upon which the Closing was to have occurred.
ARTICLE 10.
ASSIGNMENT
     10.1. Assignment. Subject to the next following sentence and to Section 13.16, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other. Notwithstanding the foregoing to the contrary, this Agreement and Purchaser’s rights hereunder may be transferred and assigned to any entity controlling, controlled by or under common control with Purchaser. Any assignee or transferee under any such assignment or transfer by Purchaser as to which Seller’s written consent has been given or as to which Seller’s consent is not required hereunder shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement by written instrument delivered to Seller as a condition to the effectiveness of such assignment or transfer. No assignment or transfer shall relieve the original Purchaser of any duties or obligations hereunder, and the written assignment and assumption instrument shall expressly so provide. For purposes of this Section 10.1, the term “control” shall mean the ownership of at least fifty percent (50%) of the applicable entity. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

ARTICLE 11.
BROKERAGE COMMISSIONS
     11.1. No Broker. Seller shall and does hereby indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Assigned Interest contemplated hereby, and arising out of any acts or agreements of Seller. Likewise, Purchaser shall and does hereby indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Seller shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Assigned Interest contemplated hereby and arising out of the acts or agreements of Purchaser. This Section 11.1 shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement.
ARTICLE 12.
INDEMNIFICATION
     12.1. Indemnification by Seller. Following the Closing and subject to Sections 12.3 and 12.4, Seller shall indemnify and hold Purchaser, and its affiliates, members, managers and partners, and the members, managers, trustees, beneficiaries, partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing, including, specifically, but not by limitation, Cousins, C-H Associates and Cousins Real Estate Corporation (collectively, “Purchaser-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document or in any Seller Estoppel, and (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing Document or in any Seller Estoppel (including specifically, but not limited to, the agreement to reprorate pursuant to Section 6.4). By its execution of the Joinder attached to and made a part of this Agreement, EOP Operating Limited Partnership hereby agrees (a) to satisfy any actual and valid liability of Seller to Purchaser after Closing which arises under this Agreement for breach of any Real Property Representation in the event Seller has dissolved or does not have sufficient assets to satisfy such liability, and (b) to indemnify and hold Purchaser and the Purchaser-Related Entities harmless from and against any and all Losses arising out of, or in any way related to, (i) any breach of any Partnership Representation, (ii) any breach of any Tax Representation, (iii) any breach of any covenant in Section 6.4, or (iv) any breach of any of the covenants in Section 5.3(g) (the “Tax Covenants”). The joint and several indemnification obligations of EOP Operating Limited Partnership and Seller shall be limited in aggregate amount to the (x) Partnership Cap Limitation with respect to claims for any breaches of any Partnership Representation set forth in Section 5.1(b)(i), (ii), (iii), (viii), (xii), (xiii), (xv) (1) or

(xvi) and (y) the Real Property Cap Limitation with respect to claims for any breaches of any Partnership Representation not listed in the preceding clause 12.1(x).
Except for the undertakings and obligations of EOP Operating Limited Partnership pursuant to the foregoing indemnity and Joinder, no Seller-Related Entity, or any entity that becomes a Seller-Related Entity, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.
     12.2. Indemnification by Purchaser. Following the Closing and subject to Section 12.4, Purchaser shall indemnify and hold Seller, and its affiliates, members, managers and partners, and the members, managers, trustees, beneficiaries, partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing, including specifically, but not by limitation, EOP Operating Limited Partnership (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to (a) any breach of any representation or warranty by Purchaser contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Purchaser contained in this Agreement which survives the Closing or in any Closing Documents (including specifically, but not limited to, the agreement to reprorate pursuant to Section 6.4). By its execution of the Joinder attached to and made a part of this Agreement, Cousins hereby agrees to be jointly and severally liable with Purchaser for any indemnification obligations of Purchaser under this Section 12.2.
     12.3. Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 12.1, (a) Seller shall not be required to indemnify Purchaser or any Purchaser Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 12.1 above exceeds the Basket Limitation (in which event Seller’s indemnity shall be for all such amounts), (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 12.1 above (1) for breach of any Real Property Representation or for breach of any Partnership Representation not listed in the following clause (b)(2) exceed in the aggregate the Real Property Cap Limitation, and (2) for breach of any Partnership Representation set forth in Section 5.1(b)(i), (ii), (iii), (viii), (xii), (xiii), (xv)(1) or (xvi) exceed the Partnership Cap Limitation, (c) if prior to the Closing, Purchaser obtains knowledge of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a “Purchaser Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Purchaser and any Purchaser-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 12 for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Breach, and (d) notwithstanding anything herein to the contrary, the Basket Limitation, the Real Property Cap Limitation and the Partnership Cap Limitation shall not apply with respect to Losses suffered or incurred as a result of breaches of any covenant or agreement of Seller set forth in Section 5.3(g), Section 6.3, Section 6.4, or Section 11.1 of this Agreement.

     12.4. Survival. (a) The representations, warranties and covenants contained in this Agreement and the Closing Documents, other than (1) the Partnership Representations set forth in Section 5.1(b)(i), (ii), (iii), (viii), (xii) and (xv)(1), (2) the Tax Representations, and (3) Purchaser’s representation in Section 5.4(e)(ii), shall survive for a period of one (1) year after the Closing unless a longer or shorter survival period is expressly provided for in this Agreement, or unless on or before the date that is one (1) year following the Closing, Purchaser or Seller, as the case may be, delivers written notice to the other party of such alleged breach specifying with reasonable detail the nature of such alleged breach and files an action with respect thereto within one hundred twenty (120) days after the giving of such notice.
     (b) The representations, warranties and covenants contained in this Agreement and the Closing Documents consisting of Partnership Representations set forth in Section 5.1(b)(i), (ii), (iii), (viii), (xii) and (xv) (1) shall survive after the Closing for the period of any applicable statute of limitations unless on or before the period of any applicable statute of limitation expires following the Closing, Purchaser delivers written notice to the Seller of such alleged breach specifying with reasonable detail the nature of such alleged breach and files an action with respect thereto within one hundred twenty (120) days after the giving of such notice.
     (c) The Tax Representations and Tax Covenants contained in this Agreement and the Closing Documents shall survive after the Closing for the period of any applicable statute of limitations unless on or before the date of expiration thereof, Purchaser delivers written notice to Seller of such alleged breach specifying with reasonable detail the nature of such alleged breach and files an action with respect thereto within one hundred twenty (120) days after the giving of such notice.
     (d) Purchaser’s representation in Section 5.4(e)(ii) shall survive after the Closing for the period of any applicable statute of limitations unless on or before the date of expiration thereof, Seller delivers written notice to Purchaser of such alleged breach specifying the reasonable detail the nature of such alleged breach and files an action with respect thereto within one hundred twenty (120) days after the giving of such notice.
     12.5. Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, or covenant or other provision of this Agreement for any Closing Document which survives the Closing shall be the indemnifications provided for under Sections 3.1(c), Section 11.1 and this Article 12.
ARTICLE 13.
MISCELLANEOUS
     13.1. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

SELLER:	GA-191 Peachtree, L.L.C.
c/o Equity Office Management, L.L.C.
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attention: David Weinberg
Facsimile: (312) 279-9826

with a copy to:	GA-191 Peachtree, L.L.C.
c/o Equity Office Management, L.L.C.
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attention: Jeffrey S. Arnold
Facsimile: (312) 559-5209

with a copy to:	DLA Piper Rudnick Gray Cary
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601-1293
Attention: Ross Green
Facsimile: (312) 236-7516

PURCHASER:	CPI 191 LLC
c/o Cousins Properties Incorporated
2500 Windy Ridge Parkway
Suite 1600
Atlanta, Georgia 30339-5683
Attention: Corporate Secretary
Facsimile: (770) 303-2893

with a copy to:	Troutman Sanders LLP
Bank of America Plaza
600 Peachtree Street, N.E. - Suite 5200
Atlanta, Georgia 30308
Attn: James W. Addison
Facsimile: (404) 962-6500
Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt or upon refusal of delivery, and (iii) sent by facsimile transmission shall be deemed effectively given or received on the day of such electronic transmission of such notice and confirmation of such transmission if transmitted and confirmed prior to 5:00 p.m. Central time on a Business Day and otherwise shall be deemed effectively given or received on the first Business Day after the day of transmission of such notice and confirmation of such transmission.
     13.2 Possession. Full and exclusive possession of the Property, subject to the Permitted Exceptions and the rights of the tenants under the Leases, shall be delivered by Seller to Purchaser on the Closing Date.
     13.3 Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.
     13.4 Publicity. The parties agree that, prior to Closing, except as may be required by law and except as hereinafter provided, no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto. Seller and Purchaser shall each have the right to approve the press release of the other party issued in connection with the Closing, which approval shall not be unreasonably withheld; provided, however, that the inclusion of the following information shall be expressly permitted in a press release of either party without the consent of the other party: a description of the Property, the Purchase Price, the name of the other party and the Closing Date. No party shall record this Agreement or any notice hereof. Notwithstanding anything to the contrary contained herein, (i) Seller may also make disclosures in accordance with, or as required by, the disclosure requirements applicable to Equity Office Properties Trust (the “Trust”), which is an indirect parent of Purchaser, or its affiliates, due to the Trust’s status as a publicly-held company listed on the New York Stock Exchange or any other securities exchange (an “Exchange”) (including, but not limited to, any disclosures in accordance with, or as required by, the rules of, or any listing agreement with, an Exchange) and (ii) Purchaser may also make disclosures in accordance with, or as required by, the disclosure requirements applicable to Cousins, which is an indirect parent of Seller, due to Seller’s status as a publicly-held company listed on an Exchange (including, but not limited to, any disclosures in accordance with, or as required by, the rules of, or any listing agreement with, an Exchange).
     13.5 Intentionally Omitted.
     13.6 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

     13.7 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     13.8 Sale Notification Letters. Promptly following the Closing, Purchaser shall deliver the Tenant Notices of Sale to each of the respective tenants under the Leases and the Other Notices of Sale to each service provider and leasing agent, the obligations under whose respective Service Contracts and Commission Agreements Purchaser has assumed at Closing. The provisions of this Section shall survive the Closing.
     13.9 Access to Records Following Closing; Cooperation with Auditors and SEC Filing Requirements.
          (a) Access to Records. Purchaser agrees that for a period of two (2) years following the Closing, Seller shall have the right during regular business hours, on five (5) days’ written notice to Purchaser, to examine and review at Purchaser’s office (or, at Purchaser’s election, at the Property), the books and records relating to the ownership and operation of the Property which were delivered by Seller to Purchaser at the Closing to the extent still in Purchaser’s possession; provided nothing contained herein shall obligate Purchaser in any way to retain such books and records. Likewise, Seller agrees that for a period of two (2) years following the Closing, Purchaser shall have the right during regular business hours, on five (5) days’ written notice to Seller, to examine and review at Seller’s office, all books, records and files, if any, retained by Seller relating to the ownership and operation of the Property by Seller prior to the Closing.
          (b) At Purchaser’s sole cost and expense, Purchaser’s auditor may conduct an audit as required of Purchaser pursuant to Rule 3-14 of Securities and Exchange Commission Regulation S-X (the “3-14 Audit”) of the income statements of the Property for the last complete fiscal year immediately preceding the Closing Date (the “Covered Audit Period”), and Seller shall reasonably cooperate (at no costs to Seller) with Purchaser’s auditor in the conduct of such 3-14 Audit. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit the Partnership’s operating statements of the Property, at Purchaser’s expense and, upon Purchaser’s prior written request, Seller shall allow Purchaser’s auditors reasonable access to such books and records maintained by Seller in respect to the Partnership and pertaining to the Covered Audit Period as necessary to conduct such 3-14 Audit, and (ii) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as may be reasonably required by Purchaser and required for Purchaser’s auditors to conduct such 3-14 Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Seller’s or the Partnership’s accountants or the Partnership’s property manager, at no cost to any of such parties, and in the format that Seller, the Partnership or their accountants or the Partnership’s property manager have maintained such information. Notwithstanding anything contained in this Section to the contrary, in no event shall Seller or any affiliate of Seller be obligated to (i) make any representations or certificates regarding such financial information, or (ii) disclose any confidential or non-public financial information with respect to any affiliate of Seller or any property of any such affiliate. Purchaser acknowledges and agrees that Purchaser’s obligation to close the transaction contemplated by this Agreement shall not be conditioned on the completion of such 3-14 Audit and Closing shall not be delayed in order for such 3-14 Audit to be completed.
          (c) Partnership Accounts. Promptly after Closing, Seller, with the cooperation of Purchaser, shall terminate and close all those bank, brokerage and other accounts of the Partnership listed on Exhibit “P” attached hereto. At Closing, Purchaser will be deemed to have caused the Partnership to assign to Seller all rights of the Partnership to the Partnership accounts, and all funds in said accounts shall be the property of Seller.
          (d) Survival. The provisions of this Section 13.9 shall survive the Closing for a period of two (2) years after the Closing Date.
     13.10 Submission to Jurisdiction. Each of Purchaser and Seller irrevocably submits to the jurisdiction of (a) the Superior Court of Fulton County, Georgia located in Atlanta, Georgia, and (b) the United States District Court for the Northern District of Georgia for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Purchaser and Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Superior Court of Fulton County, Georgia located in Atlanta, Georgia, and (b) the United States District Court for the Northern District of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     13.11 Entire Agreement . Except as provided in this Section 13.11, this Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. The terms and provisions of that certain Access Agreement and that certain Confidentiality Agreement, each dated July 25, 2006 by and between Seller and Purchaser are hereby incorporated herein and shall remain in full force and effect, except that, to the extent of any conflict or inconsistency between the terms of said Access and Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern and control.
     13.12 General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by both Seller and Purchaser. Subject to the provisions of Section 10.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Time is of the essence in this Agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed and interpreted under the laws of the State of Georgia. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.
     13.13 Attorney’s Fees. If Purchaser or Seller brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover court costs and reasonable attorney’s fees actually incurred from the other.
     13.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart.
     13.15 Effective Agreement. The submission of this Agreement for examination is not intended to nor shall constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the Assigned Interest. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart of this Agreement has been executed and delivered by each party hereto.
[Signatures commence on following page]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

GA-191 PEACHTREE, L.L.C.,
a Delaware limited liability company

By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non- member manager

	By:	/s/ David S. Weinberg

	Name:	David S. Weinberg
	Title:	Vice President

PURCHASER:

CPI 191 LLC,
a Georgia limited liability company

By:	Cousins Properties Incorporated, a Georgia corporation, as managing member

By:	/s/ Craig B. Jones

Name:	Craig B. Jones
Title:	Executive Vice President & Chief Administrative Officer

JOINDER OF EOP OPERATING LIMITED PARTNERSHIP
     The undersigned, EOP Operating Limited Partnership, a Delaware limited partnership, hereby joins in this Agreement solely and exclusively for the purpose of obligating itself, jointly and severally with GA-191 Peachtree, L.L.C., a Delaware limited liability company, for the indemnification obligations of Seller under Article 12 of this Agreement.

EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Equity Office Properties Trust, a Maryland real estate investment trust, as sole general partner

By:	/s/ David S. Weinberg

Name:	David S. Weinberg
Title:	Vice President
     The undersigned, Cousins Properties Incorporated, a Georgia corporation, hereby joins in this Agreement solely and exclusively for the purpose of obligating itself, jointly and severally with CPI 191 LLC, for the indemnification obligations of Purchaser under Section 12.2 of this Agreement.

COUSINS PROPERTIES INCORPORATED, a Georgia corporation

By:	/s/ Craig B. Jones

Name:	Craig B. Jones
Title:	Executive Vice President & Chief Administrative Officer

(CORPORATE SEAL)